Exhibit 10.2

$2,235,125,000

CREDIT AGREEMENT

Dated as of October 5, 2005,

as Amended and Restated as of February 23, 2007

among

DaVita Inc.,

as Borrower,

The Guarantors Party Hereto,

The Lenders Party Hereto,

Bank of America, N.A.,

Wachovia Bank, National Association

Bear Stearns Corporate Lending Inc.,

The Bank of New York

The Bank of Nova Scotia

The Royal Bank of Scotland plc

and

WestLB AG, New York Branch

as Co-Documentation Agents,

Credit Suisse,

Cayman Islands Branch,

as Syndication Agent,

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent and Collateral Agent

J.P. Morgan Securities Inc.,

as Sole Lead Arranger and Bookrunner

Credit Suisse, Cayman Islands Branch,

as Co-Arranger

-i-

-ii-

-iii-

-iv-

RESTATEMENT EFFECTIVE DATE SCHEDULE:

7.6	Restatement Effective Date Investments

EXHIBITS:

A	Form of Security Agreement
B	Form of Compliance Certificate
C	Form of Solvency Certificate
D	[Reserved]
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Special Counsel
F-2	Form of Legal Opinion of General Counsel
F-3	Form of Legal Opinion of Regulatory Counsel
G	Form of Prepayment Option Notice
H	Form of Borrowing Request
I	Form of Addendum
J	Form of Exemption Certificate
K-1	Form of Perfection Certificate
K-2	Form of Perfection Certificate Supplement
L	Form of Joinder Agreement
M	Form of Intercompany Note
N-1	Form of Revolving Loan Note
N-2	Form of Tranche A Term Loan Note
N-3	Form of Tranche B-1 Term Loan Note
N-4	Form of Swingline Note
O	Form of LC Request
P	Form of Interest Election Request

-v-

This CREDIT AGREEMENT, dated as of October 5, 2005, as amended and restated as of February 23, 2007 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among DaVita Inc., a Delaware corporation (the “Borrower”), the Guarantors (as defined in Section 1.1) party hereto, the several banks and other financial institutions or entities from time to time lenders under this Agreement by execution hereof, execution of the Amendment Agreement (defined below) or execution of an Addendum or pursuant to Section 11.6 (the “Lenders”), Bank of America, N.A., Wachovia Bank, National Association, Bear Stearns Corporate Lending Inc., The Bank of New York, The Bank of Nova Scotia, The Royal Bank of Scotland plc and WestLB AG, New York Branch, as co-documentation agents (in such capacity, the “Documentation Agents”), Credit Suisse, Cayman Islands Branch, as syndication agent (in such capacity, the “Syndication Agent”), and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

WITNESSETH:

WHEREAS, the Borrower, the Guarantors party thereto, the Lenders party thereto from time to time (the “Original Lenders”), Bank of America, N.A., Wachovia Bank, National Association, Bear Stearns Corporate Lending Inc., The Bank of New York, The Bank of Nova Scotia, The Royal Bank of Scotland plc and WestLB AG, New York Branch, as co-documentation agents, Credit Suisse, Cayman Islands Branch, as syndication agent , and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, originally entered in to the Credit Agreement, dated as of October 5, 2005 (the “Original Credit Agreement”).

WHEREAS the Original Credit Agreement was subsequently amended by Amendment No. 1 (“Amendment No. 1”), dated February 8, 2007.

WHEREAS, on the Restatement Effective Date (as defined below), Tranche B Term Loans in an aggregate principal amount of $1,705,875,000 are outstanding under the Original Credit Agreement (after giving effect to the prepayment thereof with the proceeds of the New Senior Notes).

WHEREAS, the Borrower, the Guarantors, the Lenders party hereto and the other parties hereto desire to amend and restate the Original Credit Agreement, as amended by Amendment No. 1, on and subject to the terms and conditions set forth herein and in the Amendment Agreement, dated as of the date of this Agreement (the “Amendment Agreement”), among the Agents, the Borrower, the Guarantors and the Lenders party hereto.

WHEREAS, the Borrower desires, among other things, to create a new class of Tranche B-1 Term Loans (as defined below) to refinance and replace the Tranche B Term Loans, in each case outstanding under the Original Credit Agreement.

WHEREAS, the parties hereto intend that (a) the Obligations (as defined in the Original Credit Agreement) of the Borrower and the other Loan Parties under the Original Credit Agreement and the other Loan Documents (the “Original Obligations”) that remain unpaid and outstanding as of the Restatement Effective Date shall continue to exist under this Agreement on the terms set forth therein, (b) the loans under the Original Credit Agreement (including after giving effect to the exchange of loans contemplated by the Amendment Agreement) outstanding as of the date of this Agreement shall be Loans under and as defined in this Agreement on the terms set forth herein, (c) any letters of credit outstanding under the Original Credit Agreement as of the date of this Agreement shall be Letters of Credit under and as defined herein and (d) the Collateral securing the Original Obligations prior to the date hereof and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Original Obligations as well as the other Obligations of the Borrower and the other Loan Parties under this Agreement (including, without limitation, Obligations in respect of the Tranche B-1 Term Loans) and the other Loan Documents.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 4.20.

NOW, THEREFORE, the Lenders are willing to amend and restate the Original Credit Agreement and are willing to continue and extend such credit to Borrower and the Issuing Lender is willing to issue letters of credit for the account of Borrower and the other parties hereto are willing to amend and restate the Original Credit Agreement, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the ABR.

“Acquired Business” shall have the meaning given to such term in the definition of Acquisition Agreement.

“Acquisition” shall have the meaning given to such term in the definition of Acquisition Agreement.

“Acquisition Agreement” shall mean the Stock Purchase agreement, dated as of December 6, 2004 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with Gambro AB and Gambro, Inc. (collectively, “Seller”) to acquire (the “Acquisition”) Gambro Healthcare Inc. (together with its subsidiaries, the “Acquired Business”).

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents listed on Schedule 4.24 to the Original Credit Agreement.

“Addendum” shall mean with respect to any Lender on the Original Closing Date, an instrument in the form of Exhibit I attached to the Original Credit Agreement executed and delivered by such Lender on the Original Closing Date, and with respect to any Tranche B-1 Term Lender on the Restatement Effective Date, the Amendment Agreement.

“Additional Excluded Taxes” shall have the meaning given to such term in Section 2.19.

“Adjustment Date” shall have the meaning given to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” shall mean the collective reference to the Syndication Agent, the Documentation Agents, the Collateral Agent and the Administrative Agent.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Original Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall have the meaning given to such term in the preamble hereto.

“Agreement Value” shall mean, for each Swap Agreement, on any date of determination, an amount reasonably determined by the Administrative Agent equal to: (a) in the case of a Swap Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party to its counterparty in respect of such Swap Agreement, as if (i) such Swap Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party,” and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of that specific form of Master Agreement); or (b) in the case of a Swap Agreement traded on an exchange, the mark-to-market value of such Swap Agreement, which will be the unrealized gain or loss on such Swap Agreement to the Loan Party to such Swap Agreement reasonably determined by the Administrative Agent based on the settlement price of such Swap Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Swap Agreement, which will be the unrealized gain or loss on such Swap Agreement to the Loan Party to such Swap Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party pursuant to such Swap Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Amendment Agreement” shall have the meaning given such term in the recitals to this Agreement.

“Amendment No. 1” shall have the meaning assigned to such term in the recitals to this Agreement.

“Anti-Terrorism Laws” shall have the meaning given to such term in Section 4.25.

“Applicable Margin” shall mean, for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.00%	2.00%
Tranche A Term Loans	1.00%	2.00%
Tranche B-1 Term Loans	0.50%	1.50%

provided, that on and after the first Adjustment Date occurring after the completion of the first Fiscal Quarter of the Borrower ending at least three months after the Original Closing Date, the Applicable Margin in respect of all Loans (other than the Tranche B-1 Term Loans) will be determined pursuant to the Pricing Grid.

“Application” shall mean an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” shall have the meaning given to such term in Section 11.6(b).

“Asset Sale” shall mean any Disposition of property (including any issuance or sale of any Capital Stock of any Subsidiary of the Borrower) or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (e) of Section 7.5) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000; provided that any issuance or sale of any Capital Stock of any Subsidiary of the Borrower to any individuals that are medical doctors or are employees of a Dialysis Facility or to Persons Controlled by such individuals shall not constitute an Asset Sale unless the Net Cash Proceeds of such issuances and sales with respect to any particular Subsidiary are in excess of $3,500,000.

“Assignee” shall have the meaning given to such term in Section 11.6(b).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Amount” shall mean, at any time, an amount equal to:

(x) the sum of Borrower’s Share of Excess Cash Flow for each Fiscal Year completed at or prior to such time for which Section 2.11(c) has been complied with, less

(y) the aggregate amount of Investments pursuant to Section 7.6(e) or Section 7.6(l) and restricted payments pursuant to Section 7.7(d) made following the Original Closing Date and at or prior to such time utilizing any Available Amount.

“Available Revolving Commitment” shall mean, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bailee Letter” shall have the meaning assigned thereto in the Security Agreement.

“Benefitted Lender” shall have the meaning given to such term in Section 11.7(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning given to such term in the preamble hereto.

“Borrower’s Share of Excess Cash Flow” shall mean for any Fiscal Year the product of (A) Excess Cash Flow for such Fiscal Year multiplied by (B) a percentage equal to 100% minus the ECF Percentage.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” shall mean a Borrowing Request substantially in the form of Exhibit H.

“Business Associate Agreement” shall have the meaning given to such term in Section 5.1(o).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Assets” shall mean, with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” shall mean, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets related to maintaining,

replacing or repairing existing property or assets (including any Dialysis Facility) of such Person (whether paid in cash or other consideration or accrued as a liability), but, for the avoidance of doubt, excluding any Investments permitted by Section 7.6(e), (f) or (l). For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” shall mean any lease with respect to which the lessee is required to recognize concurrently the acquisition of property or an asset and the incurrence of a liability in accordance with GAAP.

“Capitalized Lease Obligations” shall mean, with respect to any Capitalized Lease, the amount required to be capitalized in the financial statements of the lessee in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed by the United States Government (or any agency thereof to the extent the same are backed by the full faith and credit of the United States Government), (b) securities with maturities of one year or less from the date of acquisition issued, fully guaranteed by any State of the United States of America or any political subdivision thereof either (i) rated at least AA- or SP1 by S&P or Aa3 or MIG1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments or (ii) fully collateralized by securities described in clause (a) and/or cash, (c) certificates of deposit, time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition, (d) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition, (e) money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (a) through (d) above, with, issued by or managed by Qualified Issuers, (f) money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (a) through (d) above, which money market accounts or funds have net assets of not less than $500,000,000 and have the highest rating available of either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (g) auction rate securities rated AAA by S&P and Aaa by Moody’s, and (h) money market accounts or funds rated at least AA by S&P and at least Aa by Moody’s.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” shall mean, at any time:

(a) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (i) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Interests in the Borrower (including through securities convertible into or exchangeable for such Voting Interests) representing 35% or more of the combined voting power of all of the Voting Interests in the Borrower (on a fully diluted basis) or (ii) otherwise has the ability, directly or indirectly, to elect a majority of the Board of Directors of the Borrower;

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of the Borrower, which members comprising such majority were either directors at the beginning of such period or were elected or nominated by such directors) have ceased for any reason to constitute a majority of the Board of Directors of the Borrower; or

(c) the occurrence of a Specified Change of Control.

“Charges” shall have the meaning given to such term in Section 11.18.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties and the Issuing Lender, and its successors.

“Commitment” shall mean, as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B-1 Term Commitment and the Revolving Commitment of such Lender and any Commitment extended by such Lenders as provided in Section 2.24.

“Commitment Fee Rate” shall mean  1/2 of 1% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the first Fiscal Quarter of the Borrower ending at least three months after the Original Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Communications” shall have the meaning given to such term in Section 11.2(d).

“Compliance Certificate” shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B attached to the Original Credit Agreement.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated May, 2005, and furnished to certain Lenders.

“Consolidated” or “consolidated” shall mean the consolidation of accounts in accordance with GAAP.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Debt consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the amount equal to the sum of (a) the Consolidated Net Income of such Person and its Subsidiaries for such period plus (b) the sum of each of the following expenses that have been deducted in the determination of the Consolidated Net Income of such Person and its Subsidiaries for such period: (i) the Consolidated Interest Expense of such Person and its Subsidiaries for such period and any cash charges for refinancing any of the Obligations, (ii) all income tax expense (whether federal, state, local, foreign or otherwise) of such Person and its Subsidiaries for such period, (iii) all depreciation expense of such Person and its Subsidiaries for such period, (iv) all amortization expense of such Person and its Subsidiaries for such period, (v) cash fees, expenses or charges incurred in connection with the Original Transactions not to exceed $10.0 million in the aggregate for all periods, (vi) all one time non-recurring charges, fees and expenses incurred by the Acquired Business pursuant to the Settlement Agreement entered into in December 2004 among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services and TRICARE Management Activity, Steven J. Bander, M.D. and the Acquired Business and all other one time non-recurring fees and expenses incurred in connection with such settlement and the related investigation (including up to $15.0 million (plus interest thereon) and other charges, fees and expenses related thereto with respect to the settlement between the Acquired Business and the National Association of Medicaid Fraud Control Units) as well as one time non-recurring charges, fees and expenses incurred by the Acquired Business in respect of other claims relating to the subject matter of such settlement agreement not to exceed $50.0 million in the aggregate for all periods, (vii) all non-cash charges otherwise deducted in determining the Consolidated Net Income of such Person and its Subsidiaries for such period (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); provided that for any period, the amount of non-cash charges arising from the write-off of current assets shall not be included in this subclause (vii), (viii) consolidated expenses for valuation adjustments or impairment charges, (ix) all expenses and charges relating to minority interests and equity income in Subsidiaries and (x) all extraordinary losses subtracted in determining the Consolidated Net Income of such Person and its Subsidiaries for such period, minus (c) all extraordinary gains added in determining the Consolidated Net

Income of such Person and its Subsidiaries for such period, minus (d) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording or receivables in the ordinary course of business) for such period.

For purposes of the Pricing Grid and Sections 7.16(a) and (b) only, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to (a) the Acquisition, (b) any acquisition of any Subsidiary permitted under Section 7.6(e) or (j) and (c) Asset Sales (in the case of (b) or (c), only to the extent Consolidated EBITDA can be ascertained in respect of such acquisition or Asset Sale) consummated at any time on or after the first day of the Measurement Period thereof as if the Acquisition and each such acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period. Notwithstanding anything in the foregoing to the contrary, it is hereby agreed for all purposes that Consolidated EBITDA for the Fiscal Quarter ended (i) March 31, 2005 is $216,443,000 and (ii) June 30, 2005 is $228,959,000.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the gross interest expense accrued on all Debt of such Person and its Subsidiaries during such period, determined on a Consolidated basis and in accordance with GAAP for such period, including, without limitation, (a) in the case of the Borrower, all fees paid or payable pursuant to Section 2.8, (b) commissions, discounts and other fees and charges paid or payable in connection with letters of credit (including, without limitation, the Letters of Credit), (c) all amortization of original issue discount in respect of all Debt of such Person and its Subsidiaries, (d) all dividends on Redeemable Preferred Interests, to the extent paid or payable in cash, (e) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any Person other than the Borrower or a Guarantor, (f) imputed interest on Capitalized Lease Obligations of the Borrower and its Subsidiaries for such period and (g) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person and its Subsidiaries) in connection with Debt incurred by such plan or trust.

For purposes of the Pricing Grid and Sections 7.16(a) and (b) only, Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Debt incurred, assumed or permanently repaid or extinguished during the relevant Measurement Period in connection with (a) the Acquisition, (b) any acquisitions of any Subsidiary permitted under Section 7.6(e) or (j) and (c) Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period; it being understood that for purposes of such calculations any Debt newly incurred during such Measurement Period that bears interest at a floating rate will be assumed to bear interest for the entire Measurement Period at the rate borne by such Debt on the date of incurrence. For all purposes under this Agreement and notwithstanding anything in the foregoing to the contrary, Consolidated Interest Expense shall mean (a) for the Measurement Period ending December 31, 2005, Consolidated Interest Expense for the Fiscal Quarter ending December 31, 2005 (“First Quarter Consolidated Interest Expense”), multiplied by 4, (b) for the Measurement Period ending March 31, 2006, the sum of First Quarter Consolidated Interest Expense plus Consolidated Interest Expense for the Fiscal Quarter ending March 31, 2006 (“Second Quarter Consolidated Interest Expense”), multiplied by 2, and (c) for the Measurement Period ending June 30, 2006, the sum of First Quarter Consolidated Interest Expense, Second Quarter Consolidated Interest Expense and Consolidated Interest Expense for the Fiscal Quarter ending June 30, 2006, divided by 3, multiplied by 4.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or net loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Constitutive Documents” shall mean, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organizational or governing documents of such Person.

“Contingent Obligation” shall mean, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital, equity capital, net worth or other balance sheet condition or any income statement condition of the primary obligor or otherwise to maintain the solvency of the primary obligor, (iii) to purchase, lease or otherwise acquire property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the agreement, instrument or other document evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Lender.

“Debt” shall mean, with respect to any Person (without duplication), (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than unsecured trade payables or other accrued liabilities incurred in the ordinary course of such Person’s business in connection with obtaining goods, materials or services, provided that at all times during which the aggregate amount of such payables exceed 50% of Consolidated EBITDA for the most recent Measurement Period, “Debt” shall include all such payables which are past due for more than 60 days (excluding payables being contested in good faith) after the date on which such payable was first past due), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (excluding reimbursement obligations thereunder to the extent issued in relation to trade payables and that are discharged within 30 days after they become due), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any preferred Capital Stock in such Person or any other Person, valued, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Swap Agreements, take-or-pay agreements or other similar arrangements, valued, in the case of Swap Agreements, at the Agreement Value thereof, (i) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (j) all Contingent Obligations of such Person, and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such indebtedness or other payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided that for the purposes of this subclause (k) the amount thereof shall be equal to the lesser of (i) the amount of such indebtedness or other payment obligations and (ii) the fair market value of the property subject to such Lien. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor. To the extent not otherwise included, Debt shall include the amount of any Permitted Receivables Financing.

“Default” shall mean any Event of Default, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dialysis Facilities” shall have the meaning given to such term in Section 4.17.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents” shall have the meaning given to such term in the preamble hereto.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Person” shall mean a Person that is organized under the laws of, or whose property is located in, a jurisdiction within the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage” shall mean (i) with respect to any Fiscal Year at the end of which the Leverage Ratio is greater than 4.50 to 1.00, 50%; (ii) with respect to any Fiscal Year at the end of which the Leverage Ratio is less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00, 25% and (iii) with respect to any Fiscal Year at the end of which the Leverage Ratio is less than or equal to 4.00 to 1.00, 0%.

“Embargoed Person” shall have the meaning assigned to such term in Section 7.15.

“Environmental Action” shall mean any outstanding action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement, abatement order or other order or directive (conditional or otherwise) relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials or arising from alleged injury or threat to health, safety, natural resources or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any applicable Governmental Authority or any other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” shall mean any Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, (b) pollution or the protection of the environment, health, safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA could reasonably be expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the partial or complete withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA, that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; or (i) the occurrence of a nonexempt prohibited transaction with respect to an employee benefit plan maintained or contributed to by a Group Member (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in material liability to any Loan Party.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Events of Default” shall have the meaning given to such term in Section 8.1.

“Excess Cash Flow” shall mean, for any Fiscal Year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount (A) actually paid by the Borrower and its Subsidiaries in cash during such Fiscal Year and (B) committed as of the last day of such Fiscal Year to be spent in the first Fiscal Quarter following such Fiscal Year, on account of Capital Expenditures (excluding the principal amount of Debt incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), provided, that (I) any amount deducted on account of such committed expenditure pursuant to clause (B) shall not be deducted in the calculation of Excess Cash Flow for the following Fiscal Year, and (II) to the extent any such committed amount is not actually spent in the first Fiscal Quarter of the following Fiscal Year, such unspent amount shall not be deducted in the calculation of Excess Cash Flow for the preceding Fiscal Year, (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such Fiscal Year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such Fiscal Year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction) in commitments thereunder), (v) increases in Consolidated Working Capital for such Fiscal Year, (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the aggregate amount of net gains related to transactions permitted pursuant to Section 7.5 that is included in Consolidated Net Income and (viii) the aggregate amount of internally generated cash spent during such Fiscal Year, or committed to be spent in the first Fiscal Quarter of the following Fiscal Year pursuant to letters of intent or acquisition agreements, on acquisitions pursuant to Section 7.6(e), (f) or (j) (without giving effect to any part of acquisition consideration that was permitted solely by utilizing an Available Amount); provided that (I) any amount deducted on account of such letter of intent or acquisition agreement shall not be deducted in the calculation of Excess Cash Flow for the following Fiscal Year, and (II) to the extent any such committed amount is not actually spent in the first Fiscal Quarter of the following Fiscal Year, such unspent amount shall not be deducted in the calculation of Excess Cash Flow for the preceding Fiscal Year.

“Excess Cash Flow Application Date” shall have the meaning given to such term in Section 2.11(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Excluded Issuance” shall mean an issuance and sale of Capital Stock (other than a Redeemable Preferred Interest) (i) by the Borrower to the extent such issuance and sale is attributable to (a) issuances to employees or directors pursuant to equity incentive or benefit plans and (b) the making of any acquisition permitted under Section 7.6(e)(C), provided, that in the case in which the proceeds of such issuance are contemplated to be used to effect such acquisition, then all the proceeds thereof shall be used within 180 days of such issuance to effect such acquisition, and any such proceeds not so used by such 180th day shall be applied as a prepayment as provided in Section 2.11 and shall not constitute Excluded Issuances.

“Executive Order” shall have the meaning given to such term in Section 4.25.

“Existing Issuing Bank” means each bank which issued Existing Letters of Credit.

“Existing Letters of Credit” means all letters of credit outstanding on the Original Closing Date, as more fully described on Schedule 1.1 to the Original Credit Agreement.

“Facility” shall mean each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Facility”), (b) the Tranche B-1 Term Commitments and the Tranche B-1 Term Loans made thereunder (the “Tranche B-1 Term Facility”) and (c) the Revolving Commitments and the Revolving Extensions of Credit (the “Revolving Facility”).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date” shall mean (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Quarter” shall mean, with respect to the Borrower or any of its Subsidiaries, the period commencing January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing July 1 in any Fiscal Year and ending on the next succeeding September 30 or the period commencing October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Year” shall mean, with respect to the Borrower or any of its Subsidiaries, the period commencing on January 1 in any calendar year and ending on the next succeeding December 31 or, if any such Subsidiary was not in existence on January 1 in any calendar year, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the next succeeding December 31.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt” of any Person shall mean all Debt as set forth on the balance sheet of such Person determined on a Consolidated basis in accordance with GAAP, including, without limitation, (i) the aggregate amount of Governmental Reimbursement Program Costs (exclusive of, with respect to the determination of Funded Debt in any period, the portion of Governmental Reimbursement Program Costs paid in such period), (ii) in the case of the Borrower, the Loans, (iii) any Receivables Transaction Amount and (iv) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any preferred Capital Stock in such Person or any other Person; provided, however, that the term “Funded Debt” shall not include any Contingent Obligations of such Person (if and to the extent such Contingent Obligations would otherwise be included in such term on any date of determination) that are incurred solely to support Debt or Governmental Reimbursement Program Costs of the Borrower or one or more Subsidiaries of the Borrower to the extent such Contingent Obligations are otherwise expressly permitted to be incurred under Section 7.2.

“Funding Office” shall mean the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time applied on a consistent basis.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization” shall mean any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Governmental Reimbursement Program Costs” shall mean, with respect to and payable by the Borrower and its Subsidiaries, the sum of:

(i) all amounts (including punitive and other similar amounts) agreed to be paid in settlement or payable as a result of a final, non-appealable judgment, award or similar order relating to participation in Medical Reimbursement Programs;

(ii) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

(iii) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

“Governmental Reimbursement Programs” shall have the meaning given to such term in Section 4.17.

“Group Members” shall mean the reference to the Borrower and its Subsidiaries.

“Growth Capital Expenditure” shall mean, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets that do not constitute a Capital Expenditure and, for the avoidance of doubt, shall exclude any Investments permitted by Section 7.6(e) or (f).

“Guaranteed Obligations” shall have the meaning given to such term in Section 10.1.

“Guarantor” shall mean, except as permitted by Section 7.12, each Subsidiary of the Borrower (other than any Special Purpose Receivables Subsidiary).

“Hazardous Materials” shall mean (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials, substances, wastes (including medical and human waste), constituents, pollutants or contaminants subject to regulation or which can give rise to liability under any Environmental Law.

“Increase Effective Date” shall have the meaning given to such term in Section 2.24(a).

“Increase Joinder” shall have the meaning given to such term in Section 2.24(c).

“Incremental Term Loan Commitment” shall have the meaning given to such term in Section 2.24(a).

“Incremental Term Loans” shall have the meaning given to such term in Section 2.24(c).

“Indemnitee” shall have the meaning given to such term in Section 11.5(b).

“Information” shall have the meaning given to such term in Section 11.15.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.5 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade names, service marks, domain names, trade secrets, proprietary information, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit M attached to the Original Credit Agreement.

“Interest Election Request” shall mean an Interest Election Request, substantially in the form of Exhibit P attached to the Original Credit Agreement.

“Interest Payment Date” shall mean (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche A Term Loans or the Tranche B-1 Term Loans, as the case may be; and

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” shall mean, with respect to any Person, (i) any loan or advance to such Person, any purchase or other acquisition of Capital Stock or Debt of, or the property and assets comprising a division or business unit or all or a substantial part of the business of, such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” set forth in this Section 1.1 in respect of such Person, but excluding advances or extensions of credit to customers and receivables arising in the ordinary course of business and (ii) any Growth Capital Expenditure.

“Issuing Lender” shall mean any of (i) JPMorgan Chase Bank, N.A. or any affiliate thereof, in its capacity as issuer of any Letter of Credit, (ii) any other Lender reasonably satisfactory to the Administrative Agent that from time to time agrees in writing to issue Letters of Credit hereunder, and (iii) solely with respect to the Existing Letters of Credit, each Existing Issuing Bank.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit L attached to the Original Credit Agreement.

“LC Commitment” shall mean $125,000,000.

“LC Disbursement” shall mean a payment by the Issuing Lender pursuant to a Letter of Credit.

“LC Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of LC Disbursements that have not then been reimbursed pursuant to Section 3.5. The LC Obligations of any Lender at any time shall be its Revolving Percentage of the total LC Obligations at such time.

“LC Request” shall mean an LC Request, substantially in the form of Exhibit O attached to the Original Credit Agreement.

“Lenders” shall have the meaning given to such term in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit” shall have the meaning given to such term in Section 3.1(a).

“Leverage Ratio” shall mean, at any date of determination, the ratio of (a) (i) all Funded Debt of the Borrower and its Subsidiaries plus (ii) to the extent not otherwise included in subclause (a)(i) of this definition, the face amount of all Letters of Credit issued for the account of the Borrower or any of its Subsidiaries minus (iii) cash and Cash Equivalents of the Borrower and its Subsidiaries on a Consolidated basis to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period prior to such date.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean any loan made by any Lender pursuant to this Agreement (including pursuant to Section 2.24).

“Loan Documents” shall mean this Agreement, the Amendment Agreement, the Security Documents and the Notes.

“Loan Parties” shall mean each Group Member that is a party to a Loan Document.

“Majority Facility Lenders” shall mean, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Mandatory Prepayment Date” shall have the meaning given to such term in Section 2.11(e).

“Margin Stock” shall mean “margin stock” as defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.

“Master Agreement” shall have the meaning given to such term in the definition of “Agreement Value.”

“Material Adverse Effect” shall mean a material adverse effect on (a) the Acquisition, (b) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or on the priority of such Liens.

“Material Subsidiary” means, as of any date, (a) any Subsidiary of the Borrower that accounted for more than 5% of Consolidated Net Income of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter on or prior to such date as reflected in the Required Financial Information most recently delivered to the Administrative Agent and the Lenders on or prior to such date and determined in accordance with GAAP for such period and (b) each other Subsidiary of the Borrower that, when combined with any other Subsidiary, each of which at the time of determination is the subject of an Event of Default under Section 8.1(g), would constitute a Material Subsidiary under clause (a) above.

“Maximum Rate” shall have the meaning given to such term in Section 11.18.

“Measurement Period” shall mean, at any date of determination, the most recently completed four consecutive Fiscal Quarters ended prior to such date for which financial information is (or is required to be) available.

“Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. § 1396 et seq.).

“Medical Reimbursement Programs” shall mean the Medicare, Medicaid and Tricare programs and any other health care program operated by or financed in whole or in part by any federal, state or local government.

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. § 1395 et seq.).

“Minority Investment” shall have the meaning given to such term in Section 7.6(f).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Original Closing Date pursuant to Section 6.12(c).

“Mortgages” shall mean each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in a form reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or ERISA Affiliate is required to contribute.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, and net of (i) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts reserved in accordance with GAAP against liabilities relating to breaches of representations and warranties and indemnification obligations, liabilities related to environmental matters or other liabilities associated with the property and liabilities relating to assets subject to such sale, lease, transfer or other disposition that are not assumed by the purchaser in such Asset Sale and (iii) in the case of any Asset Sale by a Subsidiary, the amount of any payments or distributions required to be made in respect of such transaction to owners of Capital Stock in such Subsidiary other than the Borrower or any other Subsidiary and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Senior Note Documents” shall mean the New Senior Notes, the Senior Note Indenture, the Senior Note Guarantees and all other documents executed and delivered with respect to the New Senior Notes or the Senior Note Indenture.

“New Senior Notes” shall mean the 6 5/8% senior notes of the Borrower issued pursuant to the New Senior Note Indenture on February 23, 2007.

“New Transactions” shall mean, collectively, the transactions to occur substantially concurrently with the effectiveness of this Agreement on the Restatement Effective Date as contemplated hereunder and under the Amendment Agreement, including (a) the execution, delivery and performance of the New Senior Note Documents, this Agreement and the Amendment Agreement and the borrowing of the Tranche B-1 Term Loans, (b) the issuance of the New Senior Notes, and (c) the payment of all fees and expenses to be paid on or prior to the Restatement Effective Date and owing in connection with the foregoing.

“Non-Excluded Taxes” shall have the meaning given to such term in Section 2.19(a).

“Non-U.S. Lender” shall have the meaning given to such term in Section 2.19(e).

“Notes” shall mean the collective reference to any promissory notes in the forms of Exhibits N-1, N-2 or N-4 attached to the Original Credit Agreement or Exhibit N-3 evidencing Loans.

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning given to such term in Section 4.25.

“Operating Indebtedness” means Debt to any Operating Lender arising under (i) any purchasing card program established to enable headquarters and field staff of the Borrower or any of its Subsidiaries to purchase goods and supplies from vendors and (ii) any travel and entertainment card program established to enable headquarters and field staff of the Borrower or any of its Subsidiaries to make payments for expenses incurred related to travel and entertainment, provided, that the aggregate amount of such Debt shall not exceed $10,000,000 at any time outstanding.

“Operating Indebtedness Agreement” means the agreement which governs the terms of the Operating Indebtedness between an Operating Lender and the Borrower or its respective Subsidiary.

“Operating Lender” means a Lender or an Affiliate thereof which has extended Operating Indebtedness to the Borrower or one of its Subsidiaries pursuant to an Operating Indebtedness Agreement.

“Original Closing Date” shall mean October 5, 2005.

“Original Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Original Lender” shall have the meaning assigned to such term in the recitals to this Agreement.

“Original Obligations” shall have the meaning assigned to such term in the recitals to this Agreement.

“Original Transactions” shall mean, collectively, the transactions to occur on or prior to the Original Closing Date pursuant to the Acquisition Documents, the Senior Subordinated Note Documents, the Senior Note Documents and the Loan Documents, including (a) the consummation of the Acquisition;

(b) the execution, delivery and performance of the Original Credit Agreement, the Security Documents and the Notes and the initial borrowings under the Original Credit Agreement; (c) the Refinancing; (d) the issuance of the Senior Notes and the Senior Subordinated Notes; and (e) the payment of all fees and expenses to be paid on or prior to the Original Closing Date and owing in connection with the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning given to such term in Section 11.6(c).

“Patriot Act” shall have the meaning given to such term in Section 11.17.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” shall mean a certificate in the form of Exhibit K-1 attached to the Original Credit Agreement or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit K-2 attached to the Original Credit Agreement or any other form approved by the Collateral Agent.

“Permitted Collateral Liens” shall mean the Liens described in Section 7.1; provided, however, on the date of delivery of each Mortgage under Section 6.12 or 6.13, Permitted Collateral Liens with respect to any Mortgaged Property being mortgaged on such date shall mean only those Liens set forth in Schedule B to the applicable Mortgage.

“Permitted Liens” shall mean the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA or any such Lien relating to or imposed in connection with any Environmental Action): (a) Liens for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under Section 6.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt for borrowed money) (i) that are not overdue for a period of more than 60 days or (ii) the amount, applicability or validity of which are being contested in good faith and with respect to which the Borrower or any of its Subsidiaries, as the case may be, has established reserves in accordance with GAAP; (c) pledges or deposits to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (d) Liens, pledges and deposits securing the performance of, or payment in respect of, bids, tenders, leases, contracts (other than for the repayment of borrowed money), surety and appeal bonds, letters of credit, and other obligations of a similar nature incurred in the ordinary course of business; (e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect; (f) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods;

(g) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 8.1(i) and in respect of which the Borrower or any of its Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and, pending such appeal or proceedings, shall have secured within 30 days after the entry thereof a subsisting stay of execution and shall be maintaining reserves, in accordance with GAAP, with respect to any such judgment or award; (h) unperfected Liens of suppliers and vendors to secure the purchase price of the property or assets sold; (i) protective UCC filings by lessors under operating leases; and (j) any easements, rights of way, restrictions, defects, encroachments and other encumbrances on title to Real Property which either individually or when aggregated with all other Permitted Liens, would not be reasonably expected to have a Material Adverse Effect.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary), and (B) the sum of (x) the aggregate Receivables Transaction Amount outstanding at any time pursuant to clause (a) of the definition of Receivables Transaction Amount and (y) the aggregate Receivables Transaction Amount since the Original Closing Date pursuant to clause (b) of the definition of Receivables Transaction Amount shall not exceed $500,000,000.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, other than any Multiemployer Plan.

“Platform” shall have the meaning given to such term in Section 11.2(d).

“Post-Increase Revolving Lenders” shall have the meaning given to such term in Section 2.24(d).

“Pre-Increase Revolving Lenders” shall have the meaning given to such term in Section 2.24(d).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Prepayment Option Notice” shall have the meaning given to such term in Section 2.11(e).

“Pricing Grid” shall mean the tables set forth below.

For all Loans (other than Tranche B-1 Term Loans) and the Commitment Fee Rate:

Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
>5.50x	2.25%	1.25%	0.50%
<5.50x but >4.50x	2.00%	1.00%	0.50%
<4.50x but >3.75x	1.75%	0.75%	0.375%
<3.75x	1.50%	0.50%	0.375%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is (x) in the case of calculation of the Leverage Ratio as of the last day of the first three Fiscal Quarters of any Fiscal Year, one Business Day after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1(c) and (y) in the case of calculation of the Leverage Ratio as of the last day of any Fiscal Year, one Business Day after the date on which the annual financial statements are delivered to Lenders setting forth such financial information and accompanied by such certifications as are required with respect to quarterly financial information pursuant to Section 6.1(c); provided that, if the calculation of the Leverage Ratio based on the audited financial statements and related Compliance Certificate subsequently delivered pursuant to Section 6.1(b) results in a different Applicable Margin than the Applicable Margin calculated pursuant to clause (y) of this paragraph, the Applicable Margin will be deemed to have been the level calculated based on such audited annual financial statements and related Compliance Certificate and such Applicable Margin shall retroactively be deemed to have been in effect since the Adjustment Date triggered in clause (y) of this paragraph. Such Applicable Margin shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is one Business Day after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.16(a).

“primary obligations” shall have the meaning given to such term in the definition of “Contingent Obligation” set forth in this Section 1.1.

“primary obligor” shall have the meaning given to such term in the definition of “Contingent Obligation” set forth in this Section 1.1.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X; provided, that notwithstanding the provisions of Regulation S-X, pro forma adjustments may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect which are identified and factually supported in a certificate in which a Responsible Officer of the Borrower certifies that such reductions are reasonably expected to be sustainable and have been realized or the steps necessary for such realization have been taken or are reasonably expected to be taken within six months following any such transaction.

“Property Material Adverse Effect” shall have the meaning assigned thereto in the Mortgage.

“Qualified Issuer” shall mean any commercial bank that has a combined capital and surplus in excess of $500,000,000.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” means a right to receive payment arising from a sale or lease of goods or the performance of services by the Borrower or any of its Subsidiaries pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and all proceeds thereof and rights (contractual or otherwise) and collateral related thereto and shall include, in any event, any items of property that would be classified as an account receivable of the Borrower or any of its Subsidiaries or an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” as so defined of any such items.

“Receivables Transaction Amount” means (a) in the case of any Receivables Assets securitization (but excluding any sale or factoring of Receivables Assets), the amount of obligations outstanding under the legal documents entered into as part of such Receivables Assets securitization on any date of determination that would be characterized as principal if such Receivables Assets securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables Assets, the cash purchase price paid by the buyer in connection with its purchase of Receivables Assets (including any bills of exchange) less the amount of collections received in respect of such Receivables Assets and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Borrower.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Redeemable Preferred Interest” shall mean, with respect to any Person, (a) any Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, earlier than six months after Tranche B-1 Term Loan Maturity Date, and (b) any Capital Stock of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions; provided, however, that any Capital Stock that would constitute a Redeemable Preferred Interest solely because the holders thereof have the right to require the issuer to repurchase such a Redeemable Preferred Interest upon the occurrence of a change of control shall not be so treated if the terms thereof (a) do not trigger any rights upon any circumstance constituting a change of control under such Redeemable Preferred Interest that would not constitute a Change of Control under this Agreement and (b) do not permit either any repurchase by such Person or any rights of the holder of such Capital Stock to assert any claim in respect of such failure to purchase as long as any Event of Default exists hereunder.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Borrower or any of its Subsidiaries listed on Schedule 1.1(a) to the Original Credit Agreement.

“Refunded Swingline Loans” has the meaning given to such term in Section 2.7(b).

“Register” shall have the meaning given to such term in Section 11.6(b)(iv).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans the Revolving Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” shall mean, subject to Section 7.5(f)(E), with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event (or, in the case of a Reinvestment Event related to an Asset Sale pursuant to Section 7.5(j), the earlier of (x) the date occurring 540 days after such Reinvestment Event and (y) the date that is 10 Business Days prior to the occurrence of an obligation to make an offer to repurchase notes under the Senior Note Indenture or the Senior Subordinated Note Indenture pursuant to the asset sale or event of loss provisions thereof) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Financial Information” shall mean, at any date of determination, the Consolidated financial statements of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent and the Lenders on or prior to such date pursuant to, and satisfying all of the requirements of, Section 6.1(b) or 6.1(c) and accompanied by the certificates and other information required to be delivered therewith.

“Required Lenders” shall mean, at any time, the holders of more than 50% of (a) until the Original Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law” shall mean, as to any Person, the Constitutive Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to the Borrower or any of its Subsidiaries, the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) or any other officer, partner or member (or person performing similar functions) of the Borrower or any such Subsidiary responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement or any of the other Loan Documents.

“Restatement Effective Date” shall mean February [ ], 2007.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” on such Lender’s Addendum, in an Increase Joinder or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period” shall mean the period from and including the Original Closing Date to but excluding the Business Day preceding the Revolving Termination Date.

“Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the LC Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility” shall have the meaning given to such term in the definition of “Facility.”

“Revolving Lender” shall mean each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning given to such term in Section 2.4(a).

“Revolving Percentage” shall mean, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date” shall mean October 5, 2011.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” with respect to any Person means an arrangement to sell or transfer any property, real or personal, used or useful in such Person’s business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Specified Swap Agreement and Operating Indebtedness Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, each Operating Lender and each party to a Specified Swap Agreement (other than any Group Member) if, in the case of any person not already a party to this Agreement, such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.5, 11.11 and 11.12 as if it were a Lender and as if the fair market value of its Secured Obligations constituted Loans hereunder.

“Security Agreement” shall mean the Security Agreement executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A to the Original Credit Agreement.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Original Closing Date or (b) thereafter pursuant to Section 6.12.

“Security Documents” shall mean the collective reference to the Security Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Seller” shall have the meaning given to such term in the first recital hereto.

“Senior Note Documents” shall mean the Senior Notes, the Senior Note Indenture, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Indenture.

“Senior Note Guarantees” shall mean the guarantees of the Guarantors pursuant to the Senior Note Indenture.

“Senior Note Indenture” shall mean the indenture dated as of March 22, 2005 by and among the Borrower, the Guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, pursuant to which the Senior Notes were issued.

“Senior Notes” shall mean the 6  5/8% senior notes of the Borrower issued pursuant to the Senior Note Indenture.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Senior Subordinated Note Guarantees and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Note Indenture.

“Senior Subordinated Note Guarantees” shall mean the senior subordinated guarantees of the Guarantors pursuant to the Senior Subordinated Note Indenture.

“Senior Subordinated Note Indenture” shall mean the indenture dated as of March 22, 2005 by and among the Borrower, the Guarantors named therein and the Bank of New York Trust Company, N.A., as trustee, pursuant to which the Senior Subordinated Notes were issued.

“Senior Subordinated Notes” shall mean the 7  1/4% senior subordinated notes of the Borrower issued pursuant to the Senior Subordinated Note Indenture.

“Solvent” shall mean, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Purpose Licensed Entity” shall mean any Person in a related business of the Borrower and its Subsidiaries that (i) the Borrower and its Subsidiaries are prohibited from engaging in directly under applicable law, including provisions of state law (a) prohibiting the ownership of healthcare facilities by public companies, (b) prohibiting the corporate practice of medicine or (c) otherwise restricting the ability of the Borrower or one of its Subsidiaries to acquire directly a required license to operate a healthcare facility, and (ii) has entered into a transaction or series of transactions with the Borrower or any of its Subsidiaries under which:

(x) the Borrower or any of its Subsidiaries provides management, administrative or consulting services to the Special Purpose Licensed Entity,

(y) the owners of the Special Purpose Licensed Entity are prohibited from transferring any of their interests in the Special Purpose Licensed Entity without the consent of the Borrower or one of its Subsidiaries, and

(z) the Borrower or one of its Subsidiaries has the right to require the owners of the Special Purpose Licensed Entity to transfer all of their interests in the Special Purpose Licensed Entity to a Person designated by the Borrower or one of its Subsidiaries.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Specified Change of Control” shall mean a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Note Indenture or the Senior Subordinated Note Indenture.

“Specified Swap Agreement” shall mean any Swap Agreement entered into by the Borrower and any Lender (at the time of the execution of such Swap Agreement) or affiliate thereof in respect of interest rates or currency exchange rates.

“Subordinated Debt” shall mean the subordinated debt issued or incurred by the Borrower subordinated in right of payment to the payment in full of the Obligations of the Borrower to the Loan Parties under the Loan Documents and other senior obligations of the Borrower; provided that (i) the terms (other than pricing and subordination language, but including without limitation negative covenants) in such subordinated Debt are no more burdensome to the Borrower taken as a whole than the terms of the Senior Subordinated Note Indenture as in effect pursuant to this Agreement at the time such subordinated Debt is incurred, (ii) the interest rate on such subordinated Debt is determined at a market rate for companies of similar credit ratings at the time of issuance thereof, (iii) such subordinated Debt shall not be guaranteed by any Subsidiaries that are not Guarantors hereunder, (iv) such subordinated Debt does not provide for any scheduled payment or mandatory prepayment of principal earlier than six months after the Tranche B-1 Term Loan Maturity Date, other than (x) redemptions made at the option of the holders of such subordinated Debt upon a change in control of the Borrower in circumstances that would also constitute a Change of Control under this Agreement (provided that any such redemption cannot be made fewer than 30 days after such change in control and that any such redemption is fully and absolutely subordinated to the indefeasible payment in full of all principal, interest and other amounts under the Loan Documents) and (y) mandatory prepayments required as a result of asset dispositions if such subordinated Debt allows the Borrower to satisfy such mandatory prepayment requirement by prepayment of Loans under this Agreement or other senior obligations of the Borrower or reinvestment of the asset disposition proceeds within a specified period of time, and (v) the subordination provisions in such subordinated Debt are either (A) reasonably satisfactory to the Administrative Agent or (B) confirmed by a nationally recognized investment bank (that is not the Administrative Agent) as market terms and conditions at such time for similar debt securities issued by Persons whose debt securities have credit ratings not greater than that of the Borrower.

“Subordinated Debt Documents” shall mean any indentures or other agreements, instruments and other documents pursuant to which Subordinated Debt has been or will be issued or otherwise setting forth the terms of such Subordinated Debt, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent and (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent; provided, however, that entities shall not be deemed Subsidiaries so long as the assets of each such entity do not exceed $25,000. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of a type reasonably requested by the Collateral Agent or (b) otherwise acceptable to the Collateral Agent.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans” shall have the meaning given to such term in Section 2.6.

“Swingline Participation Amount” shall have the meaning given to such term in Section 2.7(c).

“Syndication Agent” shall have the meaning given to such term in the preamble hereto.

“Tangible Assets” shall mean, with respect to any Person, such Person’s net assets as determined in accordance with GAAP (and if applicable as appearing within the Required Financial Information) minus goodwill and other intangible assets.

“Taxes” shall mean (i) all present or future income, stamp or other taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and (ii) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. §1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i).

“Term Lenders” shall mean the collective reference to the Tranche A Term Lenders and the Tranche B-1 Term Lenders.

“Term Loans” shall mean the collective reference to the Tranche A Term Loans and Tranche B-1 Term Loans.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Total Revolving Commitments” shall mean, at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $250,000,000.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche A Term Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche A Term Commitment” on such Lender’s Addendum. The original aggregate amount of the Tranche A Term Commitments is $350,000,000.

“Tranche A Term Facility” shall have the meaning given to such term in the definition of “Facility.”

“Tranche A Term Lender” shall mean each Lender that has a Tranche A Term Commitment or that holds a Tranche A Term Loan.

“Tranche A Term Loan” shall have the meaning given to such term in Section 2.1.

“Tranche A Term Percentage” shall mean, as to any Tranche A Term Lender at any time, the percentage which such Lender’s Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

“Tranche B-1 Prepayment Amount” shall have the meaning given to such term in Section 2.11(e).

“Tranche B-1 Term Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Tranche B-1 Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B-1 Term Commitment” on such Lender’s signature page to the Amendment Agreement or as otherwise agreed on such Lender’s Addendum or in an Increase Joinder. The original aggregate amount of the Tranche B-1 Term Commitments is $1,705,875,000.

“Tranche B-1 Term Facility” shall have the meaning given to such term in the definition of “Facility.”

“Tranche B-1 Term Lender” shall mean each Lender that has a Tranche B-1 Term Commitment or that holds a Tranche B-1 Term Loan.

“Tranche B-1 Term Loan” shall have the meaning given to such term in Section 2.1.

“Tranche B-1 Term Loan Maturity Date” shall mean October 5, 2012.

“Tranche B-1 Term Percentage” shall mean, as to any Tranche B-1 Lender at any time, the percentage which such Lender’s Tranche B-1 Term Commitment then constitutes of the aggregate Tranche B-1 Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B-1 Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B-1 Term Loans then outstanding).

“Transaction Documents” shall mean the Acquisition Documents, the Senior Subordinated Note Documents, the Senior Note Documents and the Loan Documents.

“Transactions” shall mean, collectively, the Original Transactions and the New Transactions.

“Transferee” shall mean any Assignee or Participant.

“Transferred Guarantor” shall have the meaning given to such term in Section 10.9.

“Tricare” shall mean the managed health care program that is established by the Department of Defense under Title 10, Subtitle A, Part II, Chapter 55 (10 U.S.C. §1071 et seq.) for members of the military, military retirees, and their dependents, and includes the competitive selection of contractors to financially underwrite the delivery of health care services under the Civilian Health and Medical Program of the Uniformed Services.

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unaudited Financial Statements” shall have the meaning given to such term in Section 5.1(c).

“United States” shall mean the United States of America.

“VillageHealth Project” shall mean a project consisting of establishing specialized health plans within certain states, to be approved as Special Needs Plans under the Medicare Advantage program, to provide health care coverage to Medicare ESRD beneficiaries.

“Voting Interests” shall mean shares of Capital Stock issued by a corporation, or equivalent Capital Stock of any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” shall mean, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” shall have the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.2 Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Facility (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Facility and Type (e.g., a “Eurodollar Revolving Loan”).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the avoidance of doubt, Persons that are not Subsidiaries shall not be included in any calculation relevant to Section 7.16.

1.5 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each Tranche A Term Lender made a term loan (a “Tranche A Term Loan”) to the Borrower on the Original Closing Date in an amount not exceeding the amount of the Tranche A Term Commitment of such Lender and (b) each Tranche B-1 Term Lender severally agrees to make a term loan (a “Tranche B-1 Term Loan”) to the Borrower on the Restatement Effective Date in an amount not to exceed the amount of the Tranche B-1 Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Tranche B-1 Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of a Borrowing Request (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the anticipated Restatement Effective Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the anticipated Restatement Effective Date, in the case of ABR Loans) requesting that the Tranche B-1 Term Lenders make the Tranche B-1 Term Loans on the Restatement Effective Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B-1 Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Restatement Effective Date each Tranche B-1 Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B-1 Term Loan to be made by such Tranche B-1 Term Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans.

(a) The Tranche A Term Loan of each Tranche A Lender shall mature in 23 consecutive quarterly installments and on October 5, 2011, in an amount equal to such Lender’s Tranche A Term Percentage multiplied by the amount set forth below opposite such installment:

Installment Due Date	Principal Amount
December 31, 2005	$8,750,000
March 31, 2006	$8,750,000
June 30, 2006	$8,750,000
September 30, 2006	$8,750,000
December 31, 2006	$8,750,000
March 31, 2007	$8,750,000
June 30, 2007	$8,750,000
September 30, 2007	$8,750,000
December 31, 2007	$13,125,000
March 31, 2008	$13,125,000
June 30, 2008	$13,125,000
September 30, 2008	$13,125,000
December 31, 2008	$13,125,000
March 31, 2009	$13,125,000

Installment Due Date	Principal Amount
June 30, 2009	$13,125,000
September 30, 2009	$13,125,000
December 30, 2009	$21,875,000
March 31, 2010	$21,875,000
June 30, 2010	$21,875,000
September 30, 2010	$21,875,000
December 31, 2010	$21,875,000
March 31, 2011	$21,875,000
June 30, 2011	$21,875,000
October 5, 2011	$21,875,000

(b) The Tranche B-1 Term Loan of each Tranche B-1 Lender shall mature as listed below, in an amount equal to such Lender’s Tranche B-1 Term Percentage multiplied by the amount set forth below opposite such installment:

Installment Due Date	Principal Amount
March 31, 2012	$554,375,000
June 30, 2012	$575,750,000
Tranche B-1 Term Loan Maturity Date	$575,750,000

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the LC Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided that no more than $100.0 million may be borrowed on the Original Closing Date to fund the Acquisition. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in the form of a Borrowing Request (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 1:00 P.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time after the Original Closing Date and during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy of a Borrowing Request), not later than 2:00 P.M., New York City time, on the day (which shall be a Business Day during the Revolving Commitment Period) of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 3.5, by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 2:00 P.M., New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans; provided that, notwithstanding the foregoing, no Revolving Lender shall be obligated to make any Revolving Loan if after giving effect to the making of such Revolving Loan the outstanding amount of Revolving Extensions of Credit of such Lender exceed such Lender’s Revolving Commitment (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Original Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Original Closing Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

(c) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(d) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses (including issuance fees) as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, a whole multiple thereof, or the remaining aggregate amount of the Revolving Commitments, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium (except as set forth in Section 2.11(g)) or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 2:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 2:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the installment or installments of the respective tranches of the Loans to be repaid and whether the prepayment is of Eurodollar Loans or ABR Loans (it being understood that the Borrower may elect to prepay one tranche of Term Loans without prepaying another); provided, that in the case of Swingline Loans notice may be given no later than 2:00 p.m. New York City time on the date of prepayment; and provided further that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant

Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of a tranche of Term Loans or of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11 Mandatory Prepayments and Commitment Reductions.

(a) If any Redeemable Preferred Interests or Debt shall be issued or incurred by any Group Member (excluding any Debt incurred in accordance with Section 7.2 (other than Section 7.2(q) and, to the extent clause (x) thereof is not complied with, Section 7.2(l)) or any initial cash proceeds that are related to a financing of a fixed principal amount of Receivables Assets or any initial incremental cash proceeds that are related to financing an increased fixed principal amount of Receivables Assets shall be received by Borrower or any of its subsidiaries in connection with a Permitted Receivables Financing, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d). If any Capital Stock other than Redeemable Preferred Interests or Excluded Issuances shall be issued by the Borrower, an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d); provided that this sentence shall not be applicable to any issuance of Capital Stock of the Borrower if the Leverage Ratio as of the most recent Measurement Period was less than 3.25 to 1.00.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d).

(c) If, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2005, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(b), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b) and, second, to reduce the Swingline Loans and then Revolving Loans without a permanent reduction of the Revolving Commitments. The application of any prepayment pursuant to this Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Notwithstanding anything to the contrary in Section 2.11(d) or 2.17, with respect to the amount of any mandatory prepayment described in Section 2.11 that is allocated to Tranche B-1 Term Loans (such amount, the “Tranche B-1 Prepayment Amount”), at any time when Tranche A Term

Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche B-1 Term Loans, as provided in Section 2.11(d) above, on the date specified in Section 2.11 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B-1 Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B-1 Lender a Prepayment Option Notice, which shall be in the form of Exhibit G, and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Tranche B-1 Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Tranche B-1 Term Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B-1 Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans as described above in respect of which such Lenders have accepted prepayment (it being understood that a failure to respond to a Prepayment Option Notice shall be deemed an acceptance of the prepayment referenced therein) and (ii) the Borrower shall pay to the Tranche A Lenders an amount equal to the portion of the Tranche B-1 Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans; provided that if after the application of amounts pursuant to clause (ii), any portion of the Tranche B-1 Prepayment Amount not accepted by the Tranche B-1 Term Loan Lenders shall remain, such amount shall be used to prepay the Tranche B-1 Term Loans on a pro rata basis.

(f) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10.

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the sum of the Revolving Extensions of Credit after giving effect thereto and (y) if the sum of the Revolving Extensions of Credit would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Loans and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Extensions of Credit exceeds the Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Loans, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Obligations exceeds the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess.

(g) Prepayment Premium. Notwithstanding anything to the contrary in Section 2.10 or 2.11, any mandatory or voluntary prepayment of the Tranche B-1 Term Loans that results in the prepayment of all, but not less than all, of the outstanding Tranche B-1 Term Loans prior to the one year anniversary of the Restatement Effective Date with the proceeds of new term loans under this Agreement that have an applicable margin that is less than the Applicable Margin for Tranche B-1 Term Loans as of the Restatement Effective Date may only be made if each Tranche B-1 Term Lender is paid a prepayment premium of 1.0% of the principal amount of such Lender’s Tranche B-1 Term Loans prepaid.

2.12 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election pursuant to an Interest Election Request no later than 2:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent pursuant to an Interest Election Request, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (b) or (g), if all or a portion of the principal amount of any Loan or Reimbursement Obligation or any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the greater or (i) the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%) and (ii) the actual rate applicable to such amount plus 2%, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Percentages, Tranche B-1 Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 2.11(e) and except that an optional prepayment pursuant to Section 2.10 need only be made pro rata according to the respective outstanding principal amounts of the Term Loans of the applicable tranche being prepaid then held by the Term Lenders). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Tranche B-1 Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Original Closing Date.

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation Controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Original Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Each request by a Lender for the payment of an additional amount under this Section 2.18 shall be accompanied by a certificate showing in reasonable detail the method of calculation and the allocation (which shall be reasonable) thereof. Such certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) All payments made by any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, excluding overall net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by a jurisdiction as a result of the recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office in such jurisdiction. If any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld or deducted from any amounts payable (which shall include deductions applicable to additional sums payable under this Section) to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section or (ii) that are United States federal withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (“Additional Excluded Taxes”), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph; provided that this subclause (ii) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 11.7.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower and the Guarantors shall indemnify the Administrative Agent, or the affected Lender, as applicable, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes, but excluding Additional Excluded Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section, but excluding Additional Excluded Taxes) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit J attached to the Original Credit Agreement and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s sole judgment such completion, execution or submission would not be materially disadvantageous to such Lender and would not materially prejudice the legal position of such Lender.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Non-Excluded Taxes or Other Taxes had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) is replaced pursuant to the third paragraph of Section 11.1; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall not have taken appropriate action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and by its execution of this Agreement each Lender hereby authorizes the Administrative Agent to act as its agent in executing any documents to replace such Lender in accordance with this Section 2.22, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Notwithstanding the foregoing, this Section 2.22 may only be utilized with respect to a replaced Lender in respect of any amendment to this Agreement after the Restatement Effective Date and prior to the one year anniversary of the Restatement Effective Date that has the effect of reducing the Applicable Margin for the Tranche B-1 Term Loans if such replaced Tranche B-1 Term Lender is paid a fee equal to 1.0% of the principal amount of such Tranche B-1 Term Lender’s Tranche B-1 Term Loans being replaced and repaid.

2.23 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date, (ii) to the Administrative Agent for the account of each Lender the Term Loans in accordance with Section 2.3 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan in accordance with Section 2.6(b).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.24 Increase in Commitments.

(a) The Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Termination Date, an increase to the existing Revolving Commitments and/or (y) the establishment of one or more new term loan Commitments in addition to the Tranche B-1 Term Commitments established on the Restatement Effective Date (each, an “Incremental Term Loan Commitment”) by an amount not in excess of $750,000,000 in the aggregate (for both of clauses (x) and (y)) and not less than $100,000,000 individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not fewer than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 5.2 shall be satisfied;

(ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Debt resulting from the consummation of any acquisition permitted by this Agreement concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 6.1(b) or (c), the Borrower shall be in compliance with each of the covenants set forth in Section 7.16;

(iv) the Borrower shall make any payments required pursuant to Section 2.20 in connection with any adjustment of Revolving Loans pursuant to Section 2.24(d); and

(v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Tranche B-1 Term Loans (it being understood that Incremental Term Loans may be part of an existing tranche of Term Loans);

(ii) all terms and provisions (including maturity date) of Revolving Loans made pursuant to new Commitments shall be identical to the existing Revolving Loans;

(iii) the weighted average life to maturity of all new term loans under Incremental Term Loan Commitments shall be no shorter than the weighted average life to maturity of the existing Tranche B-1 Term Loans;

(iv) the maturity date of Incremental Term Loans shall not be earlier than the Tranche B-1 Term Loan Maturity Date; and

(v) the Applicable Margins for the new term loans under Incremental Term Loan Commitments shall be determined by Borrower and the applicable new Lenders; provided, however, that the Applicable Margins for the new term loans under Incremental Term Loan Commitments shall not be greater than the highest Applicable Margins that may, under any circumstances, be payable with respect to Tranche B-1 Term Loans plus 50 basis points (and the Applicable Margins applicable to the Tranche B-1 Term Loans shall be increased to the extent necessary to achieve the foregoing).

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.24.

(d) To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Obligations and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Obligations and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e) On any Increase Effective Date on which new Commitments for term loans under Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a new Term Loan to the Borrower in an amount equal to its new Commitment.

(f) The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from Section 10 hereof and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of Term Loans or any such new Commitments.

SECTION 3

LETTERS OF CREDIT

3.1 LC Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4, agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Obligations would exceed the LC Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is fifteen Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof.

3.2 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice pursuant to an LC Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(a)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit an Application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Obligations shall not exceed $125,000,000 and (ii) the Available Revolving Commitments would not be less than zero.

3.3 Fees and Other Charges. The Borrower shall pay the fees specified in Section 2.8.

3.4 Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s

Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Revolving Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 3.5, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

3.5 Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 P.M., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or 2.6 that such payment be financed with an ABR Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.5 (without regard to minimum amounts) and Section 2.17(e) with respect to Loans made by such Revolving Lender (and such Sections shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Lenders and the Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

3.6 Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 3.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement.

3.8 Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 3.5, then Section 2.14(c) shall apply. Interest accrued pursuant to this Section shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 3.5 to reimburse the Issuing Lender shall be for the account of such Revolving Lender to the extent of such payment.

3.9 Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time with another party eligible to become the Issuing Lender as provided herein, by written notice given by the Borrower (with the approval of the successor Issuing Lender and the Administrative Agent) to the replaced Issuing Lender; provided that prior to such replacement all Letters of Credit issued by the replaced Issuing Lender are terminated or cash collateralized on terms satisfactory to the replaced Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

3.10 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Obligations representing greater than 50% of the total LC Obligations) demanding the deposit of cash collateral pursuant to this Section, the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Secured Parties, an amount in cash equal to 105% of the LC Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(g). Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Obligations representing greater than 50% of the total LC Obligations), be applied to satisfy other obligations of the Borrower under this Agreement, and any surplus remaining shall be returned to the Borrower after all Events of Default triggering such deposit cease to exist. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Lender and each of the Lenders (with references to the Group Members being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

4.1 Organization; Power. Each Loan Party and each of its Subsidiaries (i) is duly organized, validly existing and in good standing (if such concept is applicable) under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign business enterprise (if such concept is applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to be so qualified or licensed would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all material Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

4.2 Capital Stock; Subsidiaries. Set forth on Schedule 1(a) to the Perfection Certificate is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the Original Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 5.1(b) is a true and correct copy of each such document, each of which is valid and in full force and effect. Schedule 10(a) to the Perfection Certificate shows the number of shares or other units of each class of each Subsidiary’s Capital Stock authorized, and the number outstanding, on the Original Closing Date and the percentage of each such class of its Capital Stock owned (directly or indirectly) by the Borrower or any Subsidiary thereof and the number of shares or other units covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Original Closing Date, except for any obligations or rights of the Borrower or any of its Subsidiaries to acquire any minority interest in any Subsidiary of the Borrower that is a partnership or a limited liability company. All of the outstanding Capital Stock of each such Subsidiary (A) (in the case of Subsidiaries that are corporations) has been validly issued, is fully paid and non-assessable and (B) to the extent owned by the Borrower or one or more of its Subsidiaries, is free and clear of all Liens, except those created under the Security Documents or Permitted Liens.

4.3 Authorization; No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transactions, are within such Loan Party’s corporate, partnership or limited liability company powers, as applicable, have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and did not and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of its properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party. No Loan Party is in violation of any such Requirements of Law, the violation of which would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

4.4 No Approvals. No Governmental Authorization, and no other authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party was or is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (iii) the perfection or maintenance of the Liens created under the Security Documents on such of the Collateral located in the United States in which a Lien may be perfected by the filing of financing statements, the recordation of security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office or the delivery of Collateral (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (A) the authorizations, approvals, filings and actions described on Schedule 4.4 to the Original Credit Agreement, all of which either (i) have been duly obtained and are in full force and effect or will be obtained and in full force and effect prior to the Original Closing Date or (ii) the failure to obtain could not reasonably be expected to result in a Material Adverse Effect, (B) filings, notices, recordings and other similar actions necessary for the creation or perfection of the Liens and security interests contemplated by the Loan Documents and (C) the actions required by laws generally with respect to the exercise by secured creditors of their rights and remedies. Except as specified on Schedule 4.4 to the Original Credit Agreement applicable waiting periods in connection with the Transactions have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

4.5 Enforceability. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

4.6 Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Loan Parties, threatened before any Governmental Authority or arbitrator that (i) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transactions, except as disclosed prior to the Original Closing Date in the Borrower’s filings made with the SEC.

4.7 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders the Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower (i) as of and for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002, audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants, and (ii) as of and for the three-month period ended March 31, 2005 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower. Such financial statements and all financial statements delivered pursuant to Sections 6.1(b) and (c) hereof and of the Original Credit Agreement have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate except, in the case of interim financial statements, for the absence of footnotes and the same being subject to year end audit adjustments. Borrower has heretofore delivered to the Lenders the Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business (i) as of and for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002, audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants. Such financial statements have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of the Acquired Business as of the dates and for the periods to which they relate.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 4.7(a), there are no liabilities of any Group Member of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents, the Senior Note Documents, the New Senior Note Documents and the Senior Subordinated Note Documents. Since December 31, 2004 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect (excluding the Borrower’s entering into the Loan Documents, the Senior Note Documents, the New Senior Note Documents and the Senior Subordinated Note Documents), provided that the representation and warranty in this sentence shall only be effective after the initial Credit Extension.

(c) Pro Forma Financial Statements. Borrower has heretofore delivered to the Lenders Borrower’s unaudited pro forma condensed consolidated balance sheet and statement of income and pro forma EBITDA for the fiscal year ended December 31, 2004, after giving effect to the Original Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statement of income. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Original Closing Date to be reasonable), accurately reflect all adjustments required to be made to give effect to the Original Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Original Transactions had occurred at such dates.

(d) Forecasts. The forecasts of financial performance of Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to reasonable.

4.8 Properties.

(a) Generally. Each Group Member has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens (or in the case of Collateral, Permitted Collateral Liens) and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Group Members, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Group Members as presently conducted.

(b) Real Property. Schedule 4.8 to the Original Credit Agreement contains a true and complete list of each interest in Real Property (i) owned by any Group Member as of the Original Closing Date and describes the type of interest therein held by such Group Member and whether such owned Real Property is leased and (ii) leased, subleased or otherwise occupied or utilized by any Group Member, as lessee, sublessee, franchisee or licensee, as of the Original Closing Date and describes the type of interest therein held by such Group Member.

(c) No Recovery Event. No Group Member has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Recovery Event affecting all or any portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.5(d).

(d) Collateral. Each Group Member owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Group Member’s business as currently conducted. The use by each Group Member of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Group Member’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.9 Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. On and as of the Original Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Original Closing Date, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party.

4.10 No Material Misstatements. Neither the Confidential Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading, except with respect to any projections or forecasts contained in such materials, the Group Members represent only that the same were prepared in good faith on the basis of assumptions believed to be reasonable.

4.11 Margin Stock. No Group Member is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except for purchases of the Borrower’s Capital Stock permitted by Section 7.7.

4.12 Investment Company Act. Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents and Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

4.13 Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent (both before and after any applicable Credit Extension).

4.14 Employee Benefit Plans. (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability exceeding $100,000 to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v) Each Loan Party is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.

(vi) The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

(vii) The Loan Parties do not maintain or contribute to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States.

4.15 Environmental Laws.

(i) The operations and properties of each Loan Party comply with all applicable Environmental Laws and Environmental Permits, except where any such failure to comply would not be reasonably expected to have a Material Adverse Effect; all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except where any such failure to comply would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; no Environmental Action is pending or, to the Loan Parties’ knowledge threatened, against any Loan Party; and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of properties currently owned or operated by any of them that could, individually or in the aggregate, have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) None of the properties currently or, to Borrower’s knowledge formerly, owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the Loan Parties’ knowledge, is adjacent to any such property; and except to the extent that any of the following would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) there are no and, to the Loan Parties’ knowledge, never have been any underground or aboveground storage tanks or related piping or any surface impoundments, land disposal areas, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to their knowledge, on any property formerly owned or operated by any Loan Party, (B) there is no asbestos or asbestos-containing material on or at any facility or property currently owned or operated by any Loan Party, and (C) Hazardous Materials have not been released, discharged or disposed of on, at, under or from any property currently or, to Borrower’s knowledge formerly owned or operated by any Loan Party.

(iii) No Loan Party is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any location; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner that could not reasonably be expected to result in liability to any Loan Party that, individually or in the aggregate, would have a Material Adverse Effect.

4.16 Taxes. Each Loan Party and each of its Affiliates has duly filed, has caused to be duly filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all Taxes whether or not shown to be due on a tax return, together with applicable interest and penalties. Each Loan Party and each of its Affiliates has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Loan Party and each of its Affiliates is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Loan Party and or any of its Affiliates has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.17 Government Programs; Medicare/Medicaid/Tricare.

(a) The dialysis facilities operated by each Group Member (the “Dialysis Facilities”) are qualified for participation in the Medicare programs and the Medicaid programs and Tricare programs in which they participate (together with their respective intermediaries or carriers, the “Government Reimbursement Programs”) and are entitled to reimbursement under the Medicare program for services rendered to qualified Medicare beneficiaries, and comply in all material respects with the conditions of participation in all Government Reimbursement Programs in which they participate or have participated, except for the fact that Dialysis Facilities (i) newly developed by Group Members may from time to time be awaiting an initial Medicare certification and/or initial Medicare or Medicaid provider number in accordance with normal business practice because of standard waiting times between the proper timely filing of the relevant documents therefor and the receipt of such certification and/or provider number and (ii) acquired by Group Members may from time to time be awaiting a Medicare or Medicaid provider number issued in the name of such Group Member in accordance with normal business practice because of standard waiting times between the proper timely filing of the relevant documents therefor and the receipt of such provider number. There is no pending or, to the Loan Parties’ knowledge, threatened proceeding or investigation by any of the Government Reimbursement Programs with respect to (i) any Group Member’s qualification or right to participate in any Government Reimbursement Program in which it participates or has participated, (ii) the compliance or non-compliance by any Group Member with the terms or provisions of any Government Reimbursement Program in which it participates or has participated, or (iii) the right of any Group Member to receive or retain amounts received or due or to become due from any Government Reimbursement Program in which it participates or has participated, which proceeding or investigation, together with all other such proceedings and investigations, would reasonably be expected to (x) have a Material Adverse Effect or (y) result in Consolidated net operating revenues for any (including any future) four fiscal quarter period of the Borrower constituting less than 95% of Consolidated net operating revenues for the immediately preceding four fiscal quarter period of the Borrower.

(b) No Group Member nor any of their respective officers or directors has, on behalf of any Group Member, (A) knowingly or willfully violated the federal Medicare and Medicaid statutes, 42 U.S.C. § 1320a-7a, § 1320a-7b, § 1395nn, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable government payers, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable government payers, (B) knowingly presented or caused to be presented a claim for a medical or other item or service that was not provided as claimed, or was for a medical or other item or service and the person knew or should have known the claim was false or fraudulent or (C) except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, presented or caused to be presented a claim to any individual, third party payor or other entity for a designated health service furnished pursuant to a referral by a physician if the physician (or an immediate family member) had a financial relationship with the Borrower or any of its subsidiaries for which there was no permissible exception. Neither the Borrower nor any of its Subsidiaries, nor any of their respective officers or directors, on behalf of the Borrower or any of its Subsidiaries, has violated the federal false claims act, 31 U.S.C. §3729, including, but not limited to, by (i) knowingly presenting or causing to be presented to a government official a false claim for payment or approval, (ii) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government or (iii) conspiring to defraud the government by getting a false or fraudulent claim paid. With respect to this Section, knowledge of an individual director or officer of a Group Member of any of the events described in this Section shall not be imputed to a Group Member unless such knowledge was obtained or learned by the director or officer in his or her official capacity as a director or officer of a Group Member.

4.18 Subordination of Subordinated Debt. The subordination provisions of (i) the Senior Subordinated Note Indenture and the Subordinated Debt Documents, (ii) the Senior Subordinated Notes and any Subordinated Debt now existing or hereafter incurred or assumed by any Loan Party and (iii) the Senior Subordinated Note Guarantees and any guarantee by any Loan Party of any Subordinated Debt will be enforceable against the holders thereof, and the Secured Obligations will constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable terms) as defined in such provisions.

4.19 Agreements. No Group Member is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Group Member is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

4.20 Use of Proceeds. Borrower used or will use the proceeds of (a) the Tranche A Term Loans to finance the Original Transactions and pay related fees and expenses on the Original Closing Date, (b) the Tranche B-1 Term Loans to refinance the outstanding Tranche B Term Loans under the Original Credit Agreement on the Restatement Effective Date and (c) the Revolving Loans and Swingline Loans on and after the Original Closing Date for general corporate purposes.

4.21 Labor Matters. As of the date hereof and the Original Closing Date, there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of any Group Member, threatened. The hours worked by and payments made to employees of any Group Member have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Group Member, or for which any claim may be made against any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Group Member except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound.

4.22 Insurance. All insurance maintained by the Group Members is in full force and effect, all premiums have been duly paid, no Group Member has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. Each Group Member has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

4.23 Security Documents.

(a) Security Agreement. The Security Agreement is (and, after giving effect to the New Transactions, continues to be) effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) the financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute (and, after giving effect to the New Transactions, continue to constitute) fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction) in each case subject to no Liens other than Permitted Collateral Liens.

(b) Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Copyright Office, the Liens created by such Security Agreement shall constitute (and, after giving effect to the New Transactions, continue to constitute) fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Registered Copyrights and Registered Copyright Licenses (each as defined in such Security Agreement), in each case subject to no Liens other than Permitted Collateral Liens.

(c) Mortgages. Each Mortgage is (and, after giving effect to the New Transactions, continues to be) effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Original Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.12 and 6.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.12 and 6.13, the Mortgages shall constitute (and, after giving effect to the New Transactions, continue to constitute) fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(d) Valid Liens. Each Security Document delivered after the Original Closing Date pursuant to Sections 6.12 and 6.13 will, upon execution and delivery thereof, be (including after giving effect to the New Transactions) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will (including after giving effect to the New Transactions) constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

4.24 Acquisition Documents; Representations and Warranties in Acquisition Agreement. The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Original Closing Date. All representations and warranties of each Group Member set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Original Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

4.25 Anti-Terrorism Law. No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or Controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Credit Extension.

(a) Original Closing Date. The obligation of each Lender and, if applicable, the Issuing Lender to fund the initial Credit Extension requested to be made by it on the Original Closing Date was subject to the satisfaction of all of the conditions precedent set forth in Section 5.1 of the Original Credit Agreement.

(b) Restatement Effective Date. The effectiveness to this Agreement and the obligation of each Tranche B-1 Term Lender to fund a Tranche B-1 Term Loan requested to be made on the Restatement Effective Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1(b):

(i) Loan Documents. The Administrative Agent shall have also received executed counterparts to this Agreement duly executed by each of the following: (1) the Borrower; (2) the Guarantors and (3) the Administrative Agent and the Collateral Agent.

(ii) Other Conditions Precedent. All conditions precedent in Section 4 of the Amendment Agreement shall have been satisfied in full.

5.2 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a notice as required by Section 2.2 or 2.5 if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Lender and the Administrative Agent shall have received an Application or notice as required by Section 3.2 or, in the case of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice as required by Section 2.7.

(b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Section 4 hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each notice of borrowing or an Application and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 5.2(b) - (d) have been satisfied. The Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 7.16 as the Administrative Agent may reasonably request to confirm that the conditions in Sections 5.2(b) - (d) have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, on and after the Original Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

6.1 Reporting Requirements. The Borrower will furnish to the Administrative Agent (for distribution to the Agents and Lenders):

(a) Default Notice. As soon as possible and in any event within five days after the Borrower knows or reasonably should have known of the occurrence of a Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or other event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year (or such earlier date on which Borrower is required to file Form 10-K under the Exchange Act), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion of KPMG LLP or other independent public accountants of recognized national standing, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a Compliance Certificate and (iii) a certificate of the Chief Financial Officer of the Borrower stating that to the best of such officer’s knowledge, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days (or such earlier date on which the Borrower is required to file form 10-Q under the Exchange Act) after the end of each of the first three Fiscal Quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles (except that such financial statements may not contain all required notes and may be subject to year end audit adjustments) and having been subject to a SAS 100 or equivalent review by KPMG LLP or other independent public accountants of recognized national standing, together with (i) a certificate of said officer stating that to the best of such officer’s knowledge, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a Compliance Certificate.

(d) Annual Forecasts. As soon as available and in any event no later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter through the year of the Revolving Termination Date.

(e) Litigation. (i) Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings by on behalf of or before any Governmental Authority or arbitrator, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.6, and (ii) prompt written notice of: (A) any citation, summons, subpoena, order to show cause or other document naming the Borrower or any of its Subsidiaries a party to any proceeding by on behalf of or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect or that expressly calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document, (B) any lapse or other termination of any material Intellectual Property, license, permit, franchise or other authorization issued to the Borrower or any of its Subsidiaries by any Person or Governmental Authority, or (C) any refusal by any Person or Governmental Authority to renew or extend such material Intellectual Property, license, permit, franchise or other authorization, in the case of (B) and (C), which lapse, termination or refusal could reasonably be expected to have a Material Adverse Effect.

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) ERISA.

(i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(h) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(i) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 6.1(b), a certificate of the chief financial officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement.

(j) Organizational Documents. Promptly provide copies of any Constitutive Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Group Member under any Constitutive Document within 15 days after such Group Member gives or receives such notice.

(k) Regulatory Notice. Promptly provide notice that any Loan Party knows or has reason to know (A) that Dialysis Facilities have lost their qualification to participate in Government Reimbursement Programs as would have a Material Adverse Effect, (b) of an investigation described in Section 4.17(a) or (C) of any violation described in Section 4.17(b) that would have a Material Adverse Effect.

(l) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent or any Lender, through the Administrative Agent, may from time to time reasonably request.

6.2 Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and all applicable laws and regulations under the federal Social Security Act and all other applicable federal and state healthcare laws, except to the extent that non-compliance could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, compliance with the Patriot Act and all other laws and regulations relating to money-laundering and terrorist activities.

6.3 Payment of Taxes, Etc. (a) Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim (A) the non-payment or non-discharge of which could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect or (B) that is being contested in good faith and (in the case of clause (a)(i)) by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and subjects the property to a substantial risk of forfeiture.

(b) File or cause to be filed all material tax returns required to be filed by it by the due dates (including any proper extensions) therefor.

6.4 Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address the presence, or release or threatened release of Hazardous Materials at, on, under or from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP requirements with respect to such circumstances.

6.5 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Group Members against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations; provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Group Member shall agree to the adjustment of any claim thereunder in excess of $250,000 without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Group Member shall be required during an Event of Default.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or additional loss payee (in the case of property insurance), as applicable and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

(c) Notice to Agents. Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.5 is taken out by any Group Member; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Broker’s Report. Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 6.5 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 6.5.

6.6 Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory) and material franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders and any Subsidiary may merge with or into or be liquidated into another Subsidiary or the Borrower as permitted under Section 7.4.

6.7 Visitation Rights. At any reasonable time and from time to time, and, unless a Default or an Event of Default shall have occurred and be continuing, upon reasonable notice, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants (provided that representatives of the Borrower shall be entitled to notice of and to participate in any such discussion).

6.8 Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary using sound business practices sufficient to permit the preparation of financial statements based thereon in accordance with GAAP.

6.9 Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.10 Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (it being understood that the Transactions are deemed to be on such terms).

6.11 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 4.20.

6.12 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 6.12, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, within 15 Business Days following the end of the Fiscal Quarter in which such acquisition occurs (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary after the Original Closing Date, within 15 Business Days following the end of the Fiscal Quarter in which such person becomes a Subsidiary (i) deliver to the Collateral Agent the certificates, if any, representing all of the Capital Stock of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Capital Stock, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, (B) to execute a Business Associate Agreement and (C) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided that any Subsidiary of the Borrower will not be required to become a Guarantor and will not be required to comply with this Section 6.12(b) if the Loan Parties would be in compliance with Section 7.12 notwithstanding such Subsidiary’s failure (and the failure of any other Subsidiaries) to comply with this Section 6.12(b). Notwithstanding the foregoing and notwithstanding Section 7.12, if any Subsidiary that is not a Guarantor is a guarantor of or shall guarantee Debt of a Loan Party or Debt of a Loan Party is or shall otherwise become a Contingent Obligation of any Subsidiary that is not a Guarantor, such Subsidiary shall become a Guarantor hereunder and comply with Section 6.12 and Section 6.13 and all other applicable provisions hereof.

(c) Promptly grant to the Collateral Agent, within 15 Business Days of the end of the Fiscal Quarter in which the acquisition thereof occurred, a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Original Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $10.0 million, and (ii) unless the Collateral Agent otherwise consents, each leased Real Property of such Loan Party which lease individually has a fair market value of at least $10.0 million, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.1). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a title insurance policy, a Survey and local counsel opinion (each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

6.13 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

6.14 Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent (it being understood that with respect to changes solely due to transactions permitted by Section 7.4(a) or (b) notice may be delivered promptly after such change), of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) (other than with respect to changes solely due to transactions permitted by Section 7.4(a) or (b)) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Constitutive Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b) Concurrently with the delivery of financial statements pursuant to Section 6.1(b), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement.

SECTION 7

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, on and after the Original Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

7.1 Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the UCC of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(a) Liens created under the Loan Documents;

(b) Permitted Liens;

(c) Liens existing on the Original Closing Date and described on Schedule 7.1(c) to the Original Credit Agreement;

(d) Liens upon or in Real Property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that (a) such Liens shall be created not more than 180 days after the date of acquisition or completion of construction or improvement and (b) no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved and any attachments thereto and proceeds thereof, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 7.2(e) at any time outstanding;

(e) Liens arising in connection with Capitalized Leases permitted under Section 7.2(f); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(f) Liens arising in connection with Debt permitted under Section 7.2(n); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets of the relevant borrowing entity;

(g) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(h) Liens on assets of the Borrower or any of its Subsidiaries arising in connection with Sale and Leaseback Transactions permitted under Section 7.5(h); and

(i) Liens on assets that are the subject of, or are customarily subject to Liens relating to, Permitted Receivables Financings;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

7.2 Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(a) Debt under the Loan Documents;

(b) (i) the Senior Notes in an aggregate principal amount of $500 million, the Senior Subordinated Notes in an aggregate principal amount of $850 million, the Senior Note Guarantees and the Senior Subordinated Note Guarantees (including any notes and guarantees issued in exchange therefor in accordance with the registration rights documents entered into in connection with the issuance of the Senior Notes, the Senior Subordinated Notes, the Senior Note Guarantees and the Senior Subordinated Note Guarantees) and (ii) Debt existing on the Original Closing Date and described on Schedule 7.2(b) to the Original Credit Agreement;

(c) Debt of the Borrower in respect of Swap Agreements (A) existing on the Original Closing Date and described in Schedule 7.2(b) to the Original Credit Agreement or (B) entered into from time to time after the Original Closing Date with counter parties that are Lenders at the time such Swap Agreement is entered into (or Affiliates of such Lender at such time); provided that, in all cases under this clause (c), all such Swap Agreements shall not be speculative in nature (including, without limitation, with respect to the term and purpose thereof);

(d) Debt of (A) the Borrower owing to any other Loan Party, and (B) any of the Subsidiaries owing to the Borrower or any other Loan Party to the extent permitted under Section 7.6(h); provided that any such Debt shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents; provided, further, that such Debt of, or owed to, a Subsidiary that is not a Guarantor need not be evidenced by the Intercompany Note so long as the net amount of such Debt owed by all such Subsidiaries not evidenced by the Intercompany Note does not exceed $50,000,000;

(e) Debt incurred after the Original Closing Date and secured by Liens expressly permitted under Section 7.1(d) in an aggregate principal amount not to exceed, when aggregated with the principal amount of all Debt incurred under clause (f) of this Section 7.2, $135,000,000 or 7.5% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries any time outstanding;

(f) Capitalized Leases incurred after the Original Closing Date which, when aggregated with the principal amount of all Debt incurred under clause (e) of this Section 7.2, do not exceed $135,000,000 or 7.5% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries at any time outstanding;

(g) Contingent Obligations of (A) the Borrower guaranteeing any obligations of any of the Loan Parties, (B) any Subsidiary of the Borrower guaranteeing any obligations of the Borrower or a Loan Party, (C) any Subsidiary that is not a Loan Party guaranteeing any obligations of any other Subsidiary that is not a Loan Party (it being understood that if such Subsidiary shall become a Loan Party then such Contingent Obligation shall no longer be permitted by this clause) and (D) subject to Section 7.6(h), Loan Parties guaranteeing any obligations of any Subsidiary that is not a Loan Party; provided that each such primary obligation is otherwise permitted under the terms of the Loan Documents;

(h) (i) New Senior Notes in an aggregate principal amount not to exceed $500,000,000 at any time outstanding and (ii) other unsecured Debt not otherwise permitted under this Section 7.2 in an aggregate amount not to exceed $500,000,000 at any time outstanding;

(i) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(j) Debt comprised of indemnities given by the Borrower or any of its Subsidiaries, or guarantees or other similar undertakings by the Borrower or any of its Subsidiaries entered into in lieu thereof, in favor of the purchaser of property and assets of the Borrower and its Subsidiaries being sold, leased, transferred or otherwise disposed of in accordance with this Agreement and covering liabilities incurred by the Borrower or its applicable Subsidiary in respect of such property and assets prior to the date of consummation of the sale, lease, transfer or other disposition thereof, which indemnities, guarantees or undertakings are required under the terms of the documentation for such sale, lease, transfer or other disposition;

(k) Debt comprised of liabilities or other obligations assumed or retained by the Borrower or any of its Subsidiaries from Subsidiaries of the Borrower that are, or all or substantially all of the property and assets of which are, sold, leased, transferred or otherwise disposed of pursuant to Section 7.5(c) or (f); provided that such liabilities or other obligations were not created or incurred in contemplation of the related sale, lease, transfer or other disposition;

(l) unsecured Subordinated Debt or Redeemable Preferred Interests not otherwise permitted under this Section 7.2; provided that the aggregate amount of the outstanding principal amount of such unsecured Subordinated Debt and the maximum amount of the purchase price, redemption price or liquidation value (whichever is greater) of such Redeemable Preferred Interests does not exceed $500,000,000 at any time; provided further that either (x) such Debt or Redeemable Preferred Interests are incurred to finance an Investment permitted under Section 7.6(e) or (y) the Net Cash Proceeds thereof are applied in accordance with Section 2.11(a);

(m) Debt extending the maturity of, or refunding, refinancing or replacing, in whole or in part, any Debt permitted by Section 7.2(b) or incurred pursuant to this clause (m); provided, however, that (A) the aggregate principal amount of such extended, refunding, refinancing or replacement Debt shall not be increased above the principal amount thereof and the premium, if any, thereon outstanding immediately prior to such extension, refunding, refinancing or replacement and the amount of any reasonable fees and expenses incurred with respect to such extension, refunding, refinancing or replacement, (B) the direct and contingent obligors therefor shall not be changed as a result of or in connection with such extension, refunding, refinancing or replacement, (C) such extended, refunding, refinancing or replacement Debt shall not mature prior to the stated maturity date or mandatory redemption date of the Debt being so extended, refunded, refinanced or replaced, (D) if the Debt being so extended, refunded, refinanced or replaced is subordinated in right of payment or otherwise to the obligations of the Borrower or any of its Subsidiaries under and in respect of the Loan Documents, such extended, refunding, refinancing or replacement Debt shall be subordinated to such Obligations to at least the same extent, (E) the terms (other than pricing) of such extended, refunding, refinancing or replacement Debt are no more burdensome to the Borrower taken as a whole than the terms of the Debt being extended, refunded, refinanced or replaced and (F) pro forma for such transaction the Borrower shall be in compliance with Section 7.16 and any other applicable covenant hereunder;

(n) secured and unsecured Debt of Subsidiaries of the Borrower that are not Guarantors in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(o) Debt comprised of guarantees given by the Borrower or any of its Subsidiaries in respect of any Special Purpose Licensed Entity which obligations, when aggregated with the aggregate amount of all Investments made under Section 7.6(i) hereof, shall not exceed $100,000,000 at any time outstanding;

(p) Debt consisting of Operating Indebtedness; and

(q) Debt in connection with Permitted Receivables Financings, provided that the proceeds thereof are applied in accordance with Section 2.11(a).

7.3 Change in Nature of Business. Engage or permit any of its Subsidiaries to engage in any business other than the businesses carried on at the Original Closing Date and any businesses incidental or related thereto, provided that a Special Purpose Receivables Subsidiary may engage in any Permitted Receivables Financing.

7.4 Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(a) any of the Subsidiaries may merge into or consolidate with the Borrower, provided that the Borrower is the surviving corporation;

(b) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation involving a Wholly Owned Subsidiary, the Person formed by or surviving such merger or consolidation shall be a Wholly Owned Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(c) in connection with any purchase or other acquisition of Capital Stock of, or property and assets of, any Person permitted under Section 7.6(e), the Borrower may permit any other Person to merge into or consolidate with it (provided that the Borrower is the surviving entity), and any of the Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person with which such Subsidiary is merging or consolidating (1) shall be engaged in substantially the same lines of business as one or more of the businesses of the Borrower and the Subsidiaries or in an incidental or related business, (2) shall not have any contingent liabilities that could reasonably be expected to be material and adverse to the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the Board of Directors of the Borrower or such Subsidiary if the Board of Directors is otherwise approving such transaction, and in each other case, by a Responsible Officer), (3) such Person shall take all actions required under Section 6.12 and (4) shall be a Guarantor if such Subsidiary was a Guarantor prior to such transaction; and

(d) in connection with any sale, transfer or other disposition of all or substantially all of the Capital Stock of, or the property and assets of, any Person permitted under Section 7.5(f), any of the Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

7.5 Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell (including sales and issuances of Capital Stock of any Subsidiary), lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(a) the Borrower and its Subsidiaries may sell inventory in the ordinary course of business;

(b) (A) the Borrower may sell, lease, transfer or otherwise dispose of any of its property or assets to any of the Subsidiaries, and (B) any of the Subsidiaries may sell, lease, transfer or otherwise dispose of any of its property or assets to the Borrower or any of the other Subsidiaries; provided that, in each case, no such sale, lease, transfer or other disposition to non-Guarantor Subsidiaries shall be made unless, after giving pro forma effect thereto, the Borrower and its Subsidiaries would be in compliance with Section 7.12 and Section 7.16 and such sales are in the ordinary course of business, at arms’ length and for fair market value; and

(c) any Subsidiary of the Borrower that is no longer actively engaged in any business or activities and does not have property and assets with an aggregate book value in excess of $1,000,000 may be wound up, liquidated or dissolved so long as such winding up, liquidation or dissolution is determined in good faith by management of the Borrower to be in the best interests of the Borrower and its Subsidiaries;

(d) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of any obsolete, damaged or worn out equipment thereof or any other equipment that is otherwise no longer useful in the conduct of their businesses;

(e) the Borrower and its Subsidiaries may lease or sublease Real Property to the extent required for their respective businesses and operations in the ordinary course so long as such lease or sublease is not otherwise prohibited under the terms of the Loan Documents;

(f) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of property and assets not otherwise permitted to be sold, leased, transferred or disposed of pursuant to this Section 7.5 so long as the aggregate book value of all of the property and assets of the Borrower and its Subsidiaries sold, leased, transferred or otherwise disposed of pursuant to this clause (f) does not exceed $300,000,000 in the aggregate since the Original Closing Date; provided that:

(A) the gross proceeds received from any such sale, lease, transfer or other disposition shall be at least equal to the fair market value of the property and assets so sold, leased, transferred or otherwise disposed of, determined at the time of such sale, lease, transfer or other disposition;

(B) at least 75% of the value of the aggregate consideration received from any such sale, lease, transfer or other disposition shall be in cash, provided, that up to one-third of such 75% may consist of notes or other obligations received by the Borrower or such Subsidiary that are due and payable or otherwise converted by the Borrower or such Subsidiary into cash within 365 days of receipt, which cash (to the extent received) shall constitute Net Cash Proceeds attributable to the original transaction; and provided further that any unsubordinated Debt of the Borrower or any of its Subsidiaries (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet) that is assumed by the transferee of any such assets shall constitute cash for purposes of this Section 7.5(f), so long as the Borrower and all of its Subsidiaries are fully and unconditionally released therefrom;

(C) immediately before and immediately after giving pro forma effect to any such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing;

(D) with respect to any disposition under this subsection that exceeds $20,000,000, within five Business Days prior to such disposition, and with respect to any other disposition under this subsection, within 15 Business Days after such disposition, the Borrower shall deliver to the Administrative Agent, on behalf of the Lenders, a certificate identifying the property disposed of and stating (a) that immediately before and after giving effect thereto, no Default or Event or Default existed or will exist, (b) that the consideration received or to be received by the Borrower or such Subsidiary for such property has been determined by the Borrower or the applicable Subsidiary to be not less than the fair market value of such property and (c) the total expected consideration to be paid in respect of such disposition and (d) the expected Net Cash Proceeds resulting from such disposition; and

(E) if and to the extent that the Net Cash Proceeds of any transaction effected pursuant to this Section 7.5(f) shall not have been reinvested (pursuant to a Reinvestment Notice) in assets or property of the Borrower or any of its Subsidiaries within 360 days after the date of receipt thereof, then such uninvested Net Cash Proceeds shall be applied on the first Business Day following the applicable 360-day period to prepay Loans in accordance with Section 2.11;

(g) the Borrower and its Subsidiaries may exchange assets and properties with another Person; provided that:

(A) the assets or properties received by the Borrower or its Subsidiaries shall be used in the business of the Borrower or such Subsidiary as conducted immediately prior to such transaction, or in an incidental or related business;

(B) the total consideration received by the Borrower or such Subsidiary for such assets or property shall have been determined by the Borrower or such Subsidiary to be not less than the fair market value of the assets or property exchanged;

(C) immediately before and immediately after giving pro forma effect to any such exchange, no Default shall have occurred and be continuing;

(D) any cash received by the Borrower or any such Subsidiary in connection with such exchange shall be treated as Net Cash Proceeds subject to Section 2.11 and any cash paid by the Borrower or any Subsidiary in connection with such exchange shall be treated as an acquisition expenditure under Section 7.6(e);

(E) with respect to any exchange under this subsection that involves assets and/or property with a value in excess of $20,000,000, within five Business Days prior to such exchange, and with respect to any other exchange under this Section 7.5(g), within fifteen Business Days after such exchange, the Borrower shall deliver to the Administrative Agent, on behalf of the Lenders, a certificate identifying the assets or property disposed of and acquired in such exchange, and stating (a) that immediately before and after giving effect thereto, no Default or Event or Default existed or will exist, (b) that the total consideration received by or expected to be received by the Borrower or such Subsidiary for such assets or property has been determined by the Borrower or such Subsidiary to be not less than the fair market value of the assets or property exchanged, and (c) the amount, if any, of the expected cash to be paid or Net Cash Proceeds to be received in connection with such exchange;

(F) if Collateral is exchanged the assets and properties received in exchange shall constitute Collateral and Sections 6.12 and 6.13 shall be complied with;

(h) the Borrower and its Subsidiaries may enter into Sale and Leaseback Transactions with respect to the Dialysis Facilities listed on Schedule 7.5(h) to the Original Credit Agreement or all or a portion of the Dialysis Facilities acquired from Seller on the Original Closing Date; provided that the Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith are applied in accordance with Section 2.11(b) without any right to deliver a Reinvestment Notice;

(i) the Borrower and its Subsidiaries may purchase, sell or otherwise transfer (including by capital contribution) Receivables Assets pursuant to Permitted Receivables Financings; provided that the Net Cash Proceeds received in any Permitted Receivables Financings are applied in accordance with Section 2.11(a);

(j) the Borrower and its Subsidiaries may make any sale or other divestiture of assets or property made in anticipation of the Acquisition (as a result of discussion with antitrust regulators in connection with the Acquisition) or required to be made pursuant to any consent decree or similar order or agreement, which decree, order or agreement is issued or entered into prior to the consummation of the Acquisition and in connection therewith by the Antitrust Division of the U.S. Department of Justice, the Bureau of Competition of the U.S. Federal Trade Commission and/or any similar state or foreign regulatory agency or body; provided that the Net Cash Proceeds thereof are applied in accordance with Section 2.11(b);

(k) the Borrower and its Subsidiaries may sell or otherwise transfer property in connection with Sale and Leaseback Transactions; provided that the aggregate value of property sold or transferred under this subsection shall not exceed $30,000,000 since the Original Closing Date and that the Net Cash Proceeds from such transaction are applied in accordance with Section 2.11(b); and

(l) within 180 days of the acquisition by Borrower or any Subsidiary of any Real Property after the Original Closing Date the Borrower or such Subsidiary may sell or otherwise transfer such Real Property in connection with a Sale and Leaseback Transaction so long as Borrower shall be in compliance with Section 7.2 after giving effect to such Sale and Leaseback Transaction; provided that the Net Cash Proceeds from such transaction are applied in accordance with Section 2.11(b).

7.6 Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(a) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(b) Investments existing on (i) the Original Closing Date and described on Schedule 7.6 to the Original Credit Agreement and (ii) the Restatement Effective Date and described on Schedule 7.6 hereto;

(c) Investments by the Borrower in Swap Agreements permitted under Section 7.2(c);

(d) Investments in accounts receivable in the ordinary course of business or notes received in transactions permitted by Sections 7.5(f) and (j);

(e) the purchase or other acquisition of (1) Capital Stock of any Domestic Person that, upon the consummation thereof, will be more than 50% owned by the Borrower or one or more of its Wholly Owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) or (2) all or substantially all the property and assets of a Person or consisting of a line of business or business unit of a Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (e):

(A) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the businesses of the Borrower and its Subsidiaries or a business that is incidental or related thereto;

(B) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material and adverse to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the Board of Directors of the Borrower or such Subsidiary if the Board of Directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(C) the total cash consideration (excluding all Capital Stock constituting, or the proceeds of, an Excluded Issuance issued or transferred to the sellers thereof but including the aggregate amounts paid or to be paid under deferred purchase price, noncompete, consulting and other similar agreements with the sellers thereof and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for all such purchases or other acquisitions effected since the Original Closing Date (other than such purchases or other acquisitions effected with the proceeds of an Asset Sale pursuant to Section 7.5(j)) shall not, along with all Investments pursuant to Section 7.6(l), exceed $1,200,000,000 plus the Available Amount; provided that the annual total of such cash consideration shall not, along with all Investments pursuant to Section 7.6(l), exceed $400,000,000 in any year;

(D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.16, such compliance to be determined on the basis of the Required Financial Information most recently delivered to the Administrative Agent and the Lenders as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least three Business Days prior to the date on which any such purchase or other acquisition in which the total cash consideration is more than $50,000,000 is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (e) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and containing a copy of any existing financial statements of the business to be acquired in the Borrower’s possession; and

(F) Section 6.12 and 6.13 are complied with.

(f) Investments by the Borrower or any Subsidiary in 50% or less of the Capital Stock of another Person (the “Minority Investment”), provided that (i) the Borrower or any Subsidiary owns at least 20% (on a fully diluted basis) of the issued and outstanding Capital Stock of such Person, (ii) the aggregate outstanding amount of Minority Investments made by the Borrower and any Subsidiary shall not exceed $100,000,000 at any one time outstanding, (iii) the Borrower or any Subsidiary shall have full control over all bank accounts of such Person if the Borrower or any Subsidiary is the largest holder of Capital Stock of such Person, (iv) the Borrower or any Subsidiary shall control or act as the managing general partner of such Person if such Person is a partnership and if the Borrower or any Subsidiary is the largest holder of Capital Stock of such Person, and (v) immediately before and after giving effect thereto, no Default or Event of Default shall exist;

(g) notes from employees issued to the Borrower representing payment for Capital Stock of the Borrower or representing payment of the exercise price of options to purchase Capital Stock of the Borrower, and employee relocation expenses incurred in the ordinary course of business, in an aggregate amount at any time outstanding not to exceed $10,000,000;

(h) Investments of the Borrower or any of its Subsidiaries in any Subsidiary of the Borrower; provided that no such Investments in non-Guarantor Subsidiaries shall be made unless, after giving pro forma effect thereto, the Borrower and its Subsidiaries would be in compliance with Section 7.12 and Section 7.16;

(i) Investments of the Borrower or any of its Subsidiaries in any Special Purpose Licensed Entity which, when aggregated with the aggregate amount of all obligations guaranteed under Section 7.2(o) hereof, shall not exceed $100,000,000 at any time;

(j) in addition to Investments otherwise permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(k) Investments arising as a result of Permitted Receivables Financings;

(l) Growth Capital Expenditures; provided that the total cash consideration paid by or on behalf of the Borrower and its Subsidiaries for all such expenditures effected since the Restatement Effective Date (other than expenditures effected with the proceeds of an Asset Sale pursuant to Section 7.5(j)) shall not, along with all Investments pursuant to Section 7.6(e)(C), exceed $1,200,000,000 plus the Available Amount; provided that the annual total of such cash consideration shall not, along with all Investments pursuant to Section 7.6(e)(C), exceed $400,000,000 in any year; provided that Growth Capital Expenditures shall not be subject to the limitations set forth in the two immediately preceding provisos if, on a Pro Forma Basis after giving effect thereto, the Leverage Ratio for the most recent Measurement Period is less than 3.5 to 1.0; provided that if the amount of Growth Capital Expenditures exceeds the limitations otherwise set forth in this Section during any period during which the Leverage Ratio test in the immediately preceding proviso is met, such excess amount of Growth Capital Expenditures shall not constitute an Event of Default if such Leverage Ratio test is not met in any subsequent Measurement Period; and

(m) Investments made pursuant to the Acquisition Documents.

7.7 Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Capital Stock, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of the Borrower, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Borrower may (A) declare and pay dividends and distributions payable in its common Capital Stock, (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.11, purchase, redeem, retire, defease or otherwise acquire Capital Stock with the proceeds received contemporaneously from the issue of new Capital Stock with equal or inferior voting powers, designations, preferences and rights, and (C) repurchase its Capital Stock owned by management or employees and physicians under contract with the Borrower or any of its Subsidiaries in an amount not in excess of $10,000,000 in any twelve month period;

(b) any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, and (B) declare and pay cash dividends to any other Loan Party of which it is a Subsidiary;

(c) any of the non-Wholly Owned Subsidiaries of the Borrower may declare and pay or make dividends and other distributions to its shareholders, partners or members (or the equivalent persons thereof) generally so long as the Borrower and each of the Subsidiaries that own any of the Capital Stock thereof receive at least their respective proportionate shares of any such dividend or distribution (based upon their relative holdings of the Capital Stock thereof and taking into account the relative preferences, if any, of the various classes of the Capital Stock thereof);

(d) so long as no Default is continuing or will be continuing after such transaction, the Borrower may (A) purchase, redeem or otherwise acquire for value any of its Capital Stock or (B) declare and pay dividends and distributions payable in either (i) cash in an amount equal (in the aggregate for both clauses (A) and (B)) to $300,000,000 or (ii) if the Leverage Ratio for the most recent Measurement Period is less than 3.50:1.00 (both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis), cash in any amount; provided that if the amount of all such cash payments exceeds the $300,000,000 limitation set forth in clause (i) of this Section during any period during which the Leverage Ratio test in clause (ii) of this Section is met, such excess cash payments shall not constitute an Event of Default if such Leverage Ratio test is not met in any subsequent Measurement Period; provided further, in the case of each transaction under this Section 7.7(d), that immediately prior to each such transaction and after giving effect thereto the aggregate amount of the Available Revolving Commitment is not less than $75,000,000.

7.8 Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as allowed by generally accepted accounting principles, or (ii) Fiscal Year.

7.9 Prepayments of Other Indebtedness; Modifications of Constitutive Documents and Other Documents, etc. Directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Subordinated Notes or any Subordinated Debt;

(b) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any Permitted Receivables Documents in any manner that is adverse in any material respect to the interests of the Lenders;

(c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Constitutive Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Capital Stock (including any stockholders’ agreement), or enter into any new agreement with respect to its Capital Stock, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that the Loan Parties may issue such Capital Stock, so long as such issuance is not prohibited by Section 7.13 or any other provision of this Agreement, and may amend their Constitutive Documents to authorize any such Capital Stock;

(d) cause or permit any other obligation (other than the Secured Obligations and the Guaranteed Obligations) to constitute Designated Senior Debt or another similar type of debt (as defined in the Senior Subordinated Note Documents or Subordinated Debt Documents); or

(e) except as may be required to comply with any law, regulation or court or administrative decision, terminate, amend or modify a Business Associate Agreement.

7.10 Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Debt permitted by Section 7.2(e) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, or (B) any Capitalized Lease permitted by Section 7.2(f) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (C) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower), or (D) any Debt permitted by Section 7.2(n) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property of the relevant borrowing entity, or (E) solely with respect to Subsidiaries that are not Guarantors, restrictions (in existence on the Closing Date) contained in the Constitutive Documents of such Subsidiaries.

7.11 Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Capital Stock or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents; (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; (iii) restrictions on transfer contained in Debt incurred pursuant to Sections 7.2(e) and (f); provided, that such restrictions relate only to the transfer of the property financed with such Debt; (iv) in connection with and pursuant to refinancing Debt under Section 7.2(m), replacements of restrictions that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Debt so refinanced; (v) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; (vi) solely with respect to Subsidiaries that are not Guarantors, restrictions under the Constitutive Documents governing such Subsidiary: (A) with respect to existing Subsidiaries, existing on the Original Closing Date; and (B) with respect to Subsidiaries created or acquired after the Original Closing Date: (1) prohibiting such Subsidiary from guaranteeing Debt of the Borrower or another Subsidiary; (2) on dividend payments and other distributions solely to permit pro rata dividends and other distributions in respect of any Capital Stock of such Subsidiary; (3) limiting transactions with the Borrower or another Subsidiary to those with terms that are fair and reasonable to such Subsidiary and no less favorable to such Subsidiary than could have been obtained in an arm’s length transaction with an unrelated third party; and (4) limiting such Subsidiary’s ability to transfer assets or incur Debt without the consent of the holders of the Capital Stock of such Subsidiary; provided that all restrictions permitted by this clause (vi) shall no longer be permitted in the event any such Subsidiary becomes a Guarantor; (vii) restrictions contained in Debt incurred pursuant to Section 7.2(n) with respect to the borrowers thereunder; and (viii) encumbrances or restrictions (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract entered into in the ordinary course of business, or the assignment or transfer of any lease, license or contract entered into in the ordinary course of business and (B) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Subsidiary.

7.12 Non-Guarantor Subsidiaries. Permit at any time the aggregate Tangible Assets (calculated without duplication) at such time of all Subsidiaries of the Borrower that are not Guarantors (whether or not any such Subsidiary is existing on the Original Closing Date but not including any Special Purpose Receivables Subsidiary and any Subsidiary created in connection with the VillageHealth Project) to exceed 29% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries (excluding any Special Purpose Receivables Subsidiary and any Subsidiary created in connection with to the VillageHealth Project).

7.13 Issuance of Additional Stock. Permit any of its Subsidiaries to issue any additional Capital Stock, except, subject to Section 6.12, as follows:

(i) in connection with a permitted Investment or to employees or consultants in the ordinary course of business;

(ii) the Borrower and any Subsidiary thereof may organize new Wholly Owned Subsidiaries and any Subsidiary may issue additional Capital Stock to the Borrower or to a Wholly Owned Subsidiary of the Borrower that is a Guarantor; or

(iii) subject to compliance with the provisions this Agreement, including Section 2.11, Section 7.5, Section 7.12 and Section 7.16, the Borrower and its Subsidiaries may (A) organize new non-Guarantor Subsidiaries, and (B) (i) cause Subsidiaries to issue additional Capital Stock or (ii) sell outstanding Capital Stock thereof, in each case to Persons other than Affiliates of the Borrower or its Subsidiaries (it being understood that any such sales and issuances that decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of Capital Stock of such Subsidiary shall be treated as an Asset Sale).

7.14 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 4.25, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.14).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

7.15 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

7.16 Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio, measured as of the end of any Measurement Period ending during any period set forth in the set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period			Leverage Ratio
October 1, 2005	-	March 31, 2006	6.25 to 1.0

April 1, 2006	-	June 30, 2006	6.00 to 1.0

July 1, 2006	-	September 30, 2006	6.00 to 1.0

October 1, 2006	-	December 31, 2006	6.00 to 1.0

January 1, 2007	-	March 31, 2007	5.75 to 1.0

April 1, 2007	-	June 30, 2007	5.75 to 1.0

July 1, 2007	-	September 30, 2007	5.50 to 1.0

October 1, 2007	-	December 31, 2007	5.25 to 1.0

January 1, 2008	-	March 31, 2008	5.00 to 1.0

April 1, 2008	-	June 30, 2008	4.75 to 1.0

July 1, 2008	-	September 30, 2008	4.75 to 1.0

October 1, 2008	-	December 31, 2008	4.50 to 1.0

January 1, 2009	-	March 31, 2009	4.50 to 1.0

April 1, 2009	-	June 30, 2009	4.25 to 1.0

July 1, 2009	-	September 30, 2009	4.25 to 1.0

October 1, 2009	-	December 31, 2009	4.00 to 1.0

January 1, 2010	-	March 31, 2010	4.00 to 1.0

April 1, 2010	-	June 30, 2010	3.75 to 1.0

July 1, 2010	-	September 30, 2010	3.75 to 1.0

October 1, 2010	-	December 31, 2010	3.50 to 1.0

January 1, 2011	-	March 31, 2011	3.50 to 1.0

April 1, 2011	-	June 30, 2011	3.25 to 1.0

July 1, 2011	-	September 30, 2011	3.25 to 1.0

October 1, 2011	-	December 31, 2011	3.00 to 1.0

Thereafter			3.00 to 1.0

(b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, measured as of the end of any Measurement Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period			Interest Coverage Ratio
October 1, 2005-	-	June 30, 2006	2.25 to 1.0

July 1, 2006 -	-	June 30, 2007	2.50 to 1.0

July 1, 2007 -	-	June 30, 2008	2.75 to 1.0

July 1, 2008-	-	December 31, 2009	3.00 to 1.0

January 1, 2010 and thereafter			3.50 to 1.0

(c) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any period set forth below, to exceed the amount set forth opposite such period below:

Period			Amount (in millions)
Original Closing Date	-	December 31, 2005	$100.0

January 1, 2006	-	December 31, 2006	$145.0

January 1, 2007	-	December 31, 2007	$145.0

January 1, 2008	-	December 31, 2008	$150.0

January 1, 2009	-	December 31, 2009	$160.0

January 1, 2010	-	December 31, 2010	$170.0

January 1, 2011	-	December 31, 2011	$170.0

January 1, 2012 - Tranche B-1 Term Loan Maturity Date			$170.0

; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any Fiscal Year shall be less than the maximum amount of Capital Expenditures permitted under this Section 7.16(c) for such fiscal year, then an amount of such shortfall not exceeding 50% of such maximum amount may be added to the amount of Capital Expenditures permitted under this Section 7.16(c) for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount carried forward from the prior Fiscal Year.

7.17 Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction unless (i) the sale of such property is permitted by Section 7.5 and (ii) any Liens arising in connection with its use of such property are permitted by Section 7.1.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Group Member in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when in any material respect made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1, 6.6 (with respect to the Borrower’s existence), 6.10 or 6.11 or in Section 7;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) any Group Member shall (i) default in making any payment of any principal of any Debt (including any Contingent Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Debt beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or (in the case of any such Debt constituting a Contingent Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Debt the outstanding principal amount of which exceeds in the aggregate $20.0 million; or

(g) (i) the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liabilities of the Loan Parties in an aggregate amount exceeding $20.0 million or in the imposition of a Lien or security interest on any assets of a Loan Party; or

(i) (A) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20.0 million or more, and all such judgments or decrees shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Group Member to enforce any such judgment or (B) any Group Member shall enter into any settlement of a claim (including claims by Governmental Authorities for violations or alleged violations of Requirements of Law) which settlements, individually or in the aggregate, amount to $20.0 million or more and any Group Member fails to make any payment required to be made thereunder or any action shall be legally taken by a creditor to attach or levy upon any assets of any Group Member to enforce any such settlement;

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except, in the case of any such cessation that is attributable to an event of a type contemplated by Section 8.1(g), this provision shall apply only to the Borrower or a Material Subsidiary; or

(k) the guarantee pursuant to Section 10 of any Guarantor shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, except, in the case of any such cessation that is attributable to an event of a type contemplated by Section 8.1(g), this provision shall apply only to the Borrower or a Material Subsidiary; or

(l) a Change of Control shall occur; or

(m) the Senior Subordinated Notes or the Senior Subordinated Note Guarantees (or, in each case, any Debt issued in exchange therefor) shall cease, for any reason, to be validly subordinated to the Secured Obligations as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

(n) the Borrower or any Subsidiary, in each case to the extent it is engaged in the business of providing services for which Medicare or Medicaid reimbursement is sought, shall for any reason, including, without limitation, as the result of any finding, designation or decertification, lose its right or authorization, or otherwise fail to be eligible, to participate in Medicaid or Medicare programs or to accept assignments or rights to reimbursements under Medicaid regulations or Medicare regulations, or the Borrower or any Subsidiary has, for any reason, had its right to receive reimbursements under Medicaid or Medicare regulations suspended, and such loss, failure or suspension (together with all such other losses, failures and suspensions continuing at such time) shall have resulted in (x) a Material Adverse Effect or (y) Consolidated net operating revenues for the immediately preceding four fiscal quarter period of the Borrower constituting less than 95% of Consolidated net operating revenues for any preceding four fiscal quarter period of the Borrower; or

(o) the Borrower or any Subsidiary of the Borrower shall for any reason terminate a Business Associate Agreement between such entity and the Collateral Agent;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (g) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

8.2 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest, premium and other amounts constituting Obligations (other than principal and Reimbursement Obligations) and any fees, premiums and scheduled periodic payments due under Swap Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including Reimbursement Obligations) and any breakage, termination or other payments under Specified Swap Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.2, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 9

THE AGENTS

9.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. With the exception of the second and fifth sentences of Section 9.6, the provisions of this Section are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other

Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or the Issuing Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.4 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.6 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.7 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the bookmanagers, arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Lender hereunder.

SECTION 10

GUARANTEE

10.1 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, Specified Swap Agreement or Operating Indebtedness Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

10.2 Obligations Unconditional. The obligations of the Guarantors under Section 10.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, the Issuing Lender or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 10.9.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time since the Original Closing Date there may be no Guaranteed Obligations outstanding.

10.3 Reinstatement. The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

10.4 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert or exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Debt of any Loan Party permitted pursuant to Section 7.2(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Debt.

10.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.

10.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 10 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

10.7 Continuing Guarantee. Subject to Section 11.14, the guarantee in this Section 10 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

10.8 General Limitation on Guaranteed Obligations. If in any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer law or regulation, or other law affecting the rights of creditors generally, the obligations of any Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors.

10.9 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Capital Stock or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.5 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Capital Stock of the Transferred Guarantor, the pledge of such Capital Stock to the Collateral Agent pursuant to the Security Agreement shall be released, and the Collateral Agent shall take such actions as are necessary to effect each such release in accordance with the relevant provisions of the Security Documents. If, in compliance with the terms and provisions of the Loan Documents (including, without limitation, Sections 7.5 and 7.13), Capital Stock of a Guarantor is sold or otherwise transferred so that such Guarantor is no longer a Wholly Owned Subsidiary of the Borrower, upon the consummation of such sale or transfer, such Guarantor shall be released, subject to pro forma compliance with Section 7.12, from its obligations under this Agreement (including under Section 10 and Section 11.5 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the Collateral Agent shall take such actions as are necessary to effect each such release in accordance with the relevant provisions of the Security Documents and to acknowledge in writing such release and the termination of the guarantee of such Guarantor if requested.

SECTION 11

MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. Amendments prior to the completion of the syndication of the Commitments (as determined by the Administrative Agent) shall, in addition to the other consents required by this Section 11.1, require the consent of the Administrative Agent. Subject to the preceding sentence, the Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent or the Collateral Agent, as applicable, and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required

Lenders or the Administrative Agent or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, premium or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or increase the maximum duration of Interest Periods hereunder or alter the provisions of Section 8.2 (it being understood that if additional classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.24 are made, such new Loans being included on a pro rata basis within Section 8.2 shall not be considered an alteration thereof), in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders,” consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee under Section 10, in each case without the written consent of all Lenders (it being understood that lenders added pursuant to Section 2.24 or lenders under additional classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders being included in such definition shall not be deemed to require the written consent of all Lenders); (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) change the application of prepayments as among or between Facilities under Section 2.11(d), without the written consent of the Majority Facility Lenders of each Facility that is being allocated a lesser prepayment as a result thereof (it being understood that if additional classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.24 are made, such new Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.11(d)); (viii) expressly change or waive any condition precedent in Section 5.2 to any Revolving Borrowing without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (ix) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (x) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (xi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section, the consent of 75% of the Lenders whose consent is required is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.22 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

11.2 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Loan Party, to the Borrower at DaVita Inc., 601 Hawaii Street, El Segundo, California 90245, Attention of Guy Seay (Telecopy No. 310-536-2703);

(ii) if to the Administrative Agent or the Collateral Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 11111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Agency Services (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Dawn Lee Lum (Telecopy No. 212-270-3279).

(iii) if to the Issuing Lender, to it at Loan and Agency Services Group, 11111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Agency Services (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Dawn Lee Lum (Telecopy No. 212-270-3279);

(iv) if to the Swingline Lender, to it at Loan and Agency Services Group, 11111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Agency Services (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Dawn Lee Lum (Telecopy No. 212-270-3279); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may (subject to Section 11.2(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative

Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.2(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at dawn.leelum@jpmorgan.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 11.2 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 11.5 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

11.5 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower shall not be obligated to pay legal fees and expenses incurred pursuant to clauses (i) and (ii) above in connection with the syndication of the credit facilities or the preparation of the Loan Documents prior to the initial Credit Extension.

(b) The Borrower shall indemnify the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release or threatened release of Hazardous Materials at, on, under or from any property owned or operated by any Group Member, any Environmental Liability related in any way to any Group Member or any violation of healthcare laws related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether brought by a third party or by a Loan Party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have been incurred primarily by reason of the gross negligence or willful misconduct of such Indemnitee and that if any Indemnitee shall receive indemnification that is later disallowed by this proviso, it shall promptly repay to the Borrower any such funds.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.1(a), 8.1(b) or 8.1(g) has occurred and is continuing, any other Person;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund; and

(C) the Issuing Lender and the Swingline Lender, provided that no consent of the Issuing Lender or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B-1 Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 8.1(a), (b) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Facility;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Agents, the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.7(b) or (c), 3.4, 3.5, 2.17(e) or 11.5, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20, and shall be subject to Section 2.21, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which shall not be unreasonably withheld or delayed. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant agrees to comply with Section 2.19(e).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(f) The Borrower, at its sole expense and upon receipt of written notice from the relevant Lender, agrees to issue Note(s) to any Lender requiring Note(s) to facilitate transactions of the type described in this Section 11.6.

11.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

11.8 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission to Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13 Acknowledgments. Each of the Loan Parties hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent or the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.114 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or any Guarantor (i) to permit the consummation of any transaction involving such Collateral or Guarantor not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the LC Disbursements and the other accrued obligations (including accrued indemnity obligations) under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee or prospective pledgee referred to in Section 11.6(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Original Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.16 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

11.17 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the

Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

11.19 [Reserved].

11.20 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

11.21 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties hereto, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement other than, to the extent provided herein, any Indemnitee or Secured Party. The representations and warranties of the Loan Parties contained herein are provided for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Lender and each of the Lenders and their respective successors and permitted assigns in accordance herewith, and are not being provided for the benefit of any other Person (which other Person shall include, for this purpose, without limitation, any shareholder of any Loan Party).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DAVITA INC.

By:	/s/ H.W. Guy Seay
Name:	H.W. Guy Seay
Title:	Vice President

GUARANTORS

By:	/s/ H.W. Guy Seay
Name:	H.W. Guy Seay
Title:	Vice President of (i) Physicians Management, LLC, (ii) each of the Guarantors set forth on Appendix A hereto that is a corporation, (iii) the sole or managing member of each of the Guarantors set forth on Appendix A hereto that is a limited liability company and (iv) a general partner of each of the Guarantors set forth on Appendix A hereto that is a limited partnership or a general partnership.

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JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ DAWN LEE LUM
Name:	Dawn Lee Lum
Title:	Executive Director

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Appendix A

Guarantors

Astro, Hobby, West Mt. Renal Care Limited Partnership

Bay Area Dialysis Partnership

Beverly Hills Dialysis Partnership

Carroll County Dialysis Facility, Inc.

Continental Dialysis Centers, Inc.

Continental Dialysis Center of Springfield-Fairfax, Inc.

DaVita-West, LLC

DaVita Nephrology Associates of Utah, L.L.C.

Dialysis Centers of Abilene, L.P.

Dialysis Specialists of Dallas, Inc.

Downriver Centers, Inc.

Eastmont Dialysis Partnership

Elberton Dialysis Facility, Inc.

Flamingo Park Kidney Center, Inc.

Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership

Kidney Care Rx, Inc.

Kidney Care Services, LLC

Lincoln Park Dialysis Services, Inc.

Mason-Dixon Dialysis Facilities, Inc.

Mid-City New Orleans Dialysis Center, LLC

Nephrology Medical Associates of Georgia, LLC

North Atlanta Dialysis Center, LLC

Ontario Dialysis Center, LLC

Open Access Sonography, Inc.

Orange Dialysis, LLC

Pacific Coast Dialysis Center

PDI Holdings, Inc.

PDI Supply, Inc.

Peninusla Dialysis Center, Inc.

Physicians Dialysis Acquisitions, Inc.

Physicians Dialysis Ventures, Inc.

Physicians Dialysis, Inc.

Renal Life Link, Inc.

Renal Treatment Centers – California, Inc.

Renal Treatment Centers – Hawaii, Inc

Renal Treatment Centers – Illinois, Inc.

Renal Treatment Centers, Inc.

Renal Treatment Centers – Mid-Atlantic, Inc.

Renal Treatment Centers – Northeast, Inc.

Renal Treatment Centers – Southeast, L.P.

Renal Treatment Centers – West, Inc.

Riverside County Home PD Program, LLC

RMS DM, LLC

RTC Holdings, Inc.

RTC – Texas Acquisition, Inc.

RTC TN, Inc.

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Sierra Rose Dialysis Center, LLC

South Shore Dialysis Center, L.P.

Southeast Florida Dialysis, LLC

Southwest Atlanta Dialysis Centers, LLC

Spokane Dialysis, LLC

Total Acute Kidney Care, Inc.

Total Renal Care/Eaton Canyon Dialysis Center Partnership

Total Renal Care, Inc.

Total Renal Care of Colorado, Inc.

TRC of New York, Inc.

Total Renal Care of Utah, L.L.C,

Total Renal Care/Peralta Renal Center Partnership

Total Renal Care/Piedmont Dialysis Partnership

Total Renal Care Texas Limited Partnership

Total Renal Laboratories, Inc.

Total Renal Research, Inc.

TRC – Indiana, LLC

TRC West, Inc.

Tri-City Dialysis Center, Inc.

DVA Renal Healthcare, Inc.

Dialysis Holdings, Inc.

DVA Laboratory Services, Inc.

DVA Nephrology Partners, Inc.

DVA Healthcare of Pennsylvania, Inc.

DVA Healthcare of Maryland, Inc.

DVA Healthcare of Massachusetts, Inc.

DVA of New York, Inc.

DVA Supply Corp.

Neptune Artificial Kidney Center, LLC

Freehold Artificial Kidney Center, LLC

DVA Nephrology Services, Inc.

DVA Healthcare Nephrology Partners, Inc.

DVA Healthcare Renal Care, Inc.

DVA Healthcare Procurement Services, Inc.

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